UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Radian Group Inc.

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Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800.523.1988

215.231.1000

April 26, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Radian Group Inc., which will be held at The Loews Philadelphia Hotel, 1200 Market Street, Philadelphia, Pennsylvania 19107, at 9:00 a.m. local time on May 30, 2012. The accompanying Notice of 2012 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the annual meeting is very important, we thank you in advance for your participation.

Sincerely,

Edward J. Hoffman

General Counsel and Corporate Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Radian Group Inc. will hold its 2012 Annual Meeting of Stockholders as provided below:

Date and Time:	Wednesday, May 30, 2012, 9:00 a.m. local time

Place:	The Loews Philadelphia Hotel 1200 Market Street Philadelphia, Pennsylvania 19107

Items of Business:

(1)    Elect twelve directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

(2)    Conduct an advisory vote to approve the overall compensation of our named executive officers;

(3)    Ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2012; and

(4)    Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date:	Stockholders of record as of the close of business on April 13, 2012 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

Whether or not you plan to attend Radian’s annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Any stockholder as of the record date who attends the Radian annual meeting may revoke any previous proxy and vote in person instead of by proxy. Also, a proxy may be revoked in writing at any time before the Radian annual meeting.

By Order of the Board of Directors,

Edward J. Hoffman
General Counsel and Corporate Secretary

Philadelphia, Pennsylvania

April 26, 2012

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to Be Held on May 30, 2012:

This proxy statement and our 2011 Annual Report to Stockholders are available at www.radian.biz/StockholderReports.

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

The board of directors of Radian Group Inc. (“Radian” or the “Company”) is furnishing this proxy statement to solicit proxies for use at Radian’s 2012 Annual Meeting of Stockholders (the “annual meeting”). A copy of the Notice of 2012 Annual Meeting of Stockholders accompanies this proxy statement. These materials are also available on the internet at www.radian.biz/StockholderReports. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 27, 2012, in order to furnish information relating to the business to be transacted at the meeting.

INFORMATION ABOUT VOTING

Who Can Vote

Only stockholders of record on the close of business on April 13, 2012, the record date, may vote at the annual meeting. On the record date, we had 133,290,984 shares of our common stock outstanding and entitled to vote at the annual meeting. For each share of common stock you held on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

What Shares Can Be Voted

You may vote all shares of our common stock owned by you as of the close of business on the record date. These shares include:

•	Shares held directly in your name as the stockholder of record; and

•

Shares of which you are the beneficial owner but not the stockholder of record. These are shares not registered in your name but registered in “street name” through an account with a bank, broker or other holder of record (a “nominee”), including shares you may own in the Radian Group Inc. Savings Incentive Plan.

How Shares May Be Voted

Before the annual meeting, you can vote by completing, signing and returning by mail the enclosed proxy card.

Many of our stockholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the internet. These stockholders should review and follow the voting instructions forwarded by their nominee. Our stockholders of record may not vote by telephone or internet.

You also may vote your shares at the annual meeting if you attend in person. If you hold your shares in “street name” and wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee.

You may revoke your proxy at any time before it is voted by providing to our Corporate Secretary a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and giving notice of revocation. Attendance at the annual meeting, by itself, will not constitute revocation of a proxy.

Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the annual meeting. You can always change your vote before the meeting or at the meeting, as described above.

Quorum and Votes Required for Approval

A quorum is necessary for us to conduct the business of the annual meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy. Your shares are counted as present at the annual meeting if you attend the annual meeting and vote in person or if you properly complete and return a proxy.

Our directors are elected by majority voting (Proposal 1). For an uncontested election of directors, a director is elected only if the number of shares voted “For” that director exceeds the number of shares voted “Against” that director. If a sitting director fails to receive a majority of the votes cast, our board of directors will determine within 90 days of the meeting whether to accept the resignation of such director, unless the director retires during this 90 day period. If a nominee fails to receive a majority of the votes casts, he or she would not be elected and, as a result, there would be a vacancy created on the board. Our board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the board.

Approval of the advisory, non-binding vote on the overall compensation of the Company’s named executive officers (Proposal 2) requires the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy at the annual meeting.

The ratification of the appointment of Radian’s independent registered public accounting firm (Proposal 3) requires the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy at the annual meeting.

A broker non-vote occurs when a member firm of the New York Stock Exchange (“NYSE”) that holds shares in “street name” for its customer votes the customer’s shares on one or more, but not all, matters on the proxy card because: (1) the nominee was instructed not to vote on certain matters; or (2) the nominee did not receive instructions from its customer as to how to vote on the unvoted matter(s), and therefore, does not have authority to vote on such matter(s). The missing vote on each such matter is a “broker non-vote.” Under applicable rules and regulations, such member firms are not permitted to vote on certain matters without instructions from the beneficial owner of the underlying shares. We believe that brokers have the authority to vote their customers’ shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 3), even if their customers do not instruct their nominees how to vote on this matter, and no authority to vote their customers’ shares with respect to any other proposal unless instructed how to vote.

Broker non-votes and abstentions with respect to any proposal will be considered present for purposes of determining whether a quorum exists, but will not be counted as votes cast. Abstentions also will be counted as present and entitled to vote.

How Will Proxies Be Voted

The shares represented by a validly completed proxy card will be voted at the meeting in accordance with the instructions given on the proxy card. If you complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as follows:

•

Proposal 1: “For” the election of all directors nominated by our board of directors (and, if unforeseen circumstances make it necessary for our board of directors to substitute another person for any of the nominees, your shares will be voted for that other person);

•

Proposal 2: “For” approval of the overall compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and the accompanying tabular and narrative disclosures;

•	Proposal 3: “For” the ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for 2012; and

•

In accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the annual meeting. We currently know of no other matter to be presented at the annual meeting.

Where to Find Voting Results

We will announce the voting results at the conclusion of the annual meeting, if practicable, and we will publish the voting results in a Current Report on Form 8-K within four business days after the conclusion of the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and our By-Laws provide for the annual election of directors. These organizational documents also provide that the number of directors, which shall not be less than nine or more than fourteen, shall be determined by our board of directors.

Upon election, each of our directors serves a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier removal or resignation. Our board of directors currently consists of Herbert Wender, David C. Carney, Howard B. Culang, Lisa W. Hess, Stephen T. Hopkins, Sanford A. Ibrahim, James W. Jennings, Ronald W. Moore, Jan Nicholson, Robert W. Richards, Anthony W. Schweiger and Noel J. Spiegel.

Upon the completion of their current terms at the annual meeting, Messrs. Jennings, Richards and Schweiger will be retiring, and therefore, will not be standing for reelection. Upon the recommendation of the Governance Committee of our board of directors, the board has nominated each of our current directors, other than Messrs. Jennings, Richards and Schweiger, for reelection. In addition to these nine nominees for reelection, our board also has nominated three new independent directors for election to the board—Brian D. Montgomery, Gaetano Muzio and Gregory V. Serio. All nominees (other than Mr. Ibrahim) are independent under applicable independence rules of the SEC and NYSE, and all nominees have consented to be named in this proxy statement and to serve if elected. If, at the time of the annual meeting, any nominee is not available for election, proxies may be voted for another person nominated by the board, or the size of the board may be reduced.

The nominations of Messrs. Montgomery, Muzio, and Serio represent a continuation of the board’s succession planning efforts to further supplement and complement the breadth and depth of the board’s expertise. This process began last year with the addition of Ms. Hess and Mr. Spiegel to the board, which further strengthened the board’s audit and capital markets oversight capabilities. By making these further changes to the board in 2012, the board is enhancing its operating and insurance regulatory expertise, while gaining valuable insight into federal housing policies, an area that will continue to be of significant consequence to the Company in the future. The addition of three new directors in 2012, together with the recent additions of Ms. Hess and Mr. Spiegel, will result in the addition of five new directors to the board within the last two years.

The retirement of Messrs. Jennings, Richards and Schweiger upon completion of their current terms at the 2012 annual meeting will maintain the current size of the board at twelve directors. It is the current intention of the board not to increase the board beyond twelve directors, and ultimately, to reduce the size of the board over time.

Biographical Information for Director Nominees

Biographical information for each of the director nominees is provided below along with a discussion of each nominee’s specific experience, qualifications, attributes or skills that have led the board to conclude that he or she should be nominated for election or reelection.

Herbert Wender

Mr. Wender, 74, has served as non-executive Chairman of our board of directors since May 2005. He also previously served in this role from August 1992 to May 1999 and as Lead Director from May 1999 until his current appointment. Mr. Wender served as Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., our principal mortgage insurance subsidiary (“Radian Guaranty”), from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender also served as a director and Vice Chairman of

LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992.

Mr. Wender’s extensive leadership experience on our board of directors, his intimate familiarity with Radian, his prior management experience as Chief Executive Officer of our mortgage insurance subsidiary and his industry experience give him the expertise, skills and judgment to serve as a director and non-executive Chairman. Under Mr. Wender’s guidance, our board of directors oversaw our navigation through the recent turbulent economic environment with a thoughtful, measured approach that we believe has positioned Radian well for the future.

David C. Carney	Mr. Carney, 74, has served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems, the parent company of a regional network of health care providers, from October 1996 until May 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. Mr. Carney served as Chairman of the Board of ImageMax, Inc., a provider of outsourced document management solutions, from 1999 through 2003. Mr. Carney currently serves as a director and Chairman of the Audit Committee of AAA Northern California, Nevada and Utah Insurance Exchange, a major property and casualty insurer. He also serves as a director of AAA Mid-Atlantic, Inc. and AAA Club Partners. He has been a director of Radian since November 1992.

Mr. Carney’s service as a director of Radian gives him significant knowledge of Radian, its history and its businesses. Mr. Carney’s experience as a CPA, as managing partner of the Philadelphia area offices of one of the “big four” nationally recognized accounting firms, and as a Chief Financial Officer of a large, publicly-traded financial institution give him particular financial expertise and management experience relevant to his qualifications as a director and as the Chairman of the Audit Committee of our board of directors. In addition, Mr. Carney’s consulting experience and service on other boards of directors give him a broad perspective and insight on effectively running and advising a business.

Howard B. Culang	Mr. Culang, 65, served as President of Laurel Corporation, a financial services firm, from January 1996 through December 2011. Mr. Culang was a Managing Member of JH Capital Management LLC, a management company for a private equity fund, from July 1998 to December 2010, and of Cognitive Capital Management LLC, a management company for a fund of hedge funds, from April 2001 to December 2005. In the past, he has served as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company, where he worked from November 1985 to December 2005. Mr. Culang also held a number of senior management positions with Citibank, N.A., including as a Senior Credit Officer. Mr. Culang currently serves as a director of ioSemantics LLC, a software company. He has been a director of Radian since June 1999.

Mr. Culang’s service as a director of Radian gives him significant knowledge of Radian, its history and its businesses. In addition, his significant management experience in the mortgage and financial services industries gives him valuable expertise and a broad understanding of the mortgage business. These experiences are particularly relevant in Mr. Culang’s role as Chairman of the Credit Committee of our board of directors.

Lisa W. Hess	Ms. Hess, 56, has been President and Managing Partner of SkyTop Capital Management LLC, an investment fund, since October 2010. From October 2002 to December 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for managing approximately $50 billion in assets. Ms. Hess was a Founding Partner of Zesiger Capital Group, a diversified money manager, and also has held positions at First Boston Corporation, Odyssey Partners and Goldman, Sachs & Co. and has served on the U.S. Treasury Debt Advisory Committee and the Federal Reserve Bank of New York Investors Advisory Committee. Since June 2009, Ms. Hess has been a Trustee of Teachers Insurance and Annuity Association (TIAA), serving on the investment, real estate, customers and products and corporate governance committees. She was appointed as a director of Radian in February 2011.

Ms. Hess’s extensive experience managing financial assets, including in her current role with SkyTop Capital Management LLC, as a chief investment officer of Loews Corporation, and as a member of various investment and advisory committees, gives her a broad range of expertise with respect to investments and the capital markets that is particularly beneficial to the board and its Finance and Investment Committee. Her current position as President and Managing Partner of SkyTop Capital Management LLC brings a current, day-to-day business perspective that is valuable in enhancing board oversight during today’s challenging operating environment. In addition, her experience serving on the corporate governance committee at TIAA brings an added perspective and insight to the board’s consideration of corporate governance issues and the concerns of institutional shareholders.

Stephen T. Hopkins	Mr. Hopkins, 62, is President of Hopkins and Company LLC, a management consulting business he formed in February 1999. From 1976 to January 1999, he held a number of managerial positions with Federal Home Loan Mortgage Corporation, a government sponsored enterprise that purchases and securitizes qualified mortgage loans, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999.

Mr. Hopkins’ service as a director of Radian gives him significant knowledge of Radian, its history and its businesses. Additionally, Mr. Hopkins’ experience of more than 20 years with the Federal Home Loan Mortgage Corporation gives him specialized insight into the home mortgage industry and the role of government sponsored enterprises within the industry. Because Radian works closely on a regular basis with such government sponsored enterprises, Mr. Hopkins’ experience is especially valuable in this regard. Having served as an executive officer, he has broad general management experience and expertise to apply to many aspects of Radian’s business, including in his role as Chairman of the Compensation and Human Resources Committee of our board of directors.

Sanford A. Ibrahim	Mr. Ibrahim, 60, has served as Radian’s Chief Executive Officer since May 2005. Before joining Radian, from 1999 until April 2005, Mr. Ibrahim was President and Chief Executive Officer of GreenPoint Mortgage Funding, Inc., a residential mortgage lender. In 1999, Mr. Ibrahim served as Chief Operating Officer of the combined mortgage businesses of GreenPoint Financial Corp., the former parent company of GreenPoint Mortgage Funding Inc., and from 1997 through 1998, served as an Executive Vice President of GreenPoint Financial Corp. Mr. Ibrahim is a member of the board of directors of the California Mortgage Bankers Association and the Institute for International Education. In the past, he also has served as a member of the Residential Board of Governors of the Mortgage Bankers Association of America. He has been a director of Radian since joining us in May 2005.

Mr. Ibrahim was appointed to be our CEO because of his strong leadership skills and his exceptional industry knowledge, background and reputation. As discussed above, Mr. Ibrahim has extensive industry-specific management experience and expertise and has served in leadership roles in relevant professional associations. In addition, in his role as both a board member and CEO, Mr. Ibrahim serves as an important liaison between the board and management, a role that is extremely valuable in helping the board perform its oversight function. Importantly, Mr. Ibrahim’s strong leadership as CEO has been instrumental in guiding Radian through an extremely challenging economic and financial environment and in positioning Radian for long-term success.

Brian D. Montgomery	Mr. Montgomery, 55, serves as Chairman of The Collingwood Group, LLC (“Collingwood”), a business consulting firm that provides advice to corporate leadership on a range of issues within the financial services and mortgage banking industries. Prior to joining Collingwood in August 2009, Mr. Montgomery served as the Assistant Secretary for Housing and Commissioner of the Federal Housing Administration (“FHA”) within the U.S. Department of Housing and Urban Development from June 2005 to July 2009. Before serving as Commissioner of the FHA, from January 2003 to April 2005, Mr. Montgomery served in the White House as Deputy Assistant to the President and Cabinet Secretary, as well as Deputy Assistant to the President and Director of Presidential Advance. Mr. Montgomery was Chairman of the Hope for Homeowners Oversight Board from 2008 to 2009 and served as a board member of the Federal Housing Finance Board from 2005 to 2008.

Mr. Montgomery brings with him a significant understanding of the mortgage industry, a deep knowledge of federal housing policies and significant experience in the federal regulation of housing. We expect that this expertise will be extremely valuable in helping to guide the Company through the regulatory and legislative challenges that it is currently facing.

Ronald W. Moore	Mr. Moore, 66, was an Adjunct Professor of Business Administration at Harvard Business School from 1990 until 2010. From 1974 to 1990, he held a number of positions at Shearson Lehman Brothers Inc., including as Managing Director. Mr. Moore has been a director of Radian since November 1992.

Mr. Moore’s service as a director of Radian gives him significant knowledge of Radian, its history and its businesses. Mr. Moore’s background in business administration gives him a unique perspective on our business and provides the board with access to different and current views on the issues facing the Company and its businesses. Mr. Moore’s experience in investment banking also is particularly relevant to Radian’s participation in the financial and capital markets and in his role as Chairman of the Finance and Investment Committee of our board of directors.

Gaetano Muzio	Mr. Muzio, 58, is the co-founder of Ocean Gate Capital Management, LP, an investment fund. For 27 years prior to founding Ocean Gate, Mr. Muzio worked at Goldman Sachs in various positions, including serving as a Managing Director from 1996 until 2004. In 1986, he became the first Global Mortgage and Asset Backed Sales Manager responsible for creating the sales team and strategy and was also one of the founding members of Goldman’s Mortgage and Asset Backed Department. In 1990, he became a general partner and Co-Head of the Mortgage Department, with responsibilities for overseeing trading, risk management, sales, research, structured finance and compliance for the department.

Mr. Muzio brings to the board a broad understanding of the mortgage industry. In addition, his significant experience in finance, risk management and corporate governance and strategy gives him extensive expertise in several areas that the board expects to be valuable.

Jan Nicholson	Ms. Nicholson, 67, has been President of The Grable Foundation, a private, charitable foundation that is dedicated to helping children and youth through improving their educational opportunities, since 1990. From 1998 to 2000, she was Managing Director of MBIA Insurance Corporation, a financial guaranty insurer, where she oversaw Portfolio Management and Strategic Risk Assessment functions. From 1994 to 1998, Ms. Nicholson was Managing Director in charge of Research and Development for Capital Markets Assurance Corporation, a financial guaranty insurer. Ms. Nicholson has been a director of Ball Corporation, a supplier of metal and plastic packaging products and of aerospace and other technologies, since 1994. She has been a director of Radian since September 2003.

Ms. Nicholson’s management experience in the financial guaranty industry, and banking experience focused on derivatives, securitizations and workouts of large commercial real estate loans provide a breadth of knowledge regarding the financial sector. Her specific experience in debt portfolio management and risk assessment are particularly important in supporting the board’s risk oversight responsibilities.

Gregory V. Serio	Mr. Serio, 50, has served as a partner with Park Strategies, LLC, a management and government relations consulting firm, since January 2005. He currently serves as the head of Park Strategies’ risk and insurance management practice group. Prior to joining Park Strategies, Mr. Serio served as Superintendent of Insurance for the State of New York from May 2001 to January 2005. Before serving as Superintendent, from January 1995 until his appointment as Superintendent in 2001, Mr. Serio served as First Deputy Superintendent and General Counsel of the New York Insurance Department. Mr. Serio also has served as the Chairman of the Government Affairs Task Force of the National Association of Insurance Commissioners (NAIC) and as a member of and NAIC representative on the Financial Services and Banking Information Infrastructure Committee of the United States Treasury.

Mr. Serio brings to the board extensive knowledge and experience in the insurance industry. His in-depth understanding of insurance regulatory matters, combined with his risk management experience and expertise, is expected to further strengthen the board’s oversight and perspective in these areas.

Noel J. Spiegel	Mr. Spiegel, 64, was a partner at Deloitte & Touche, LLP, where he practiced from September 1969 until May 2010. In his over 40 year career at Deloitte, he has served in numerous management positions, including as Deputy Managing Partner; member of Deloitte’s Executive Committee; Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region); and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel currently serves on the board of directors of American Eagle Outfitters, Inc. He was appointed as a director of Radian in February 2011.

Mr. Spiegel’s significant prior service as a partner at Deloitte provides him with a depth of experience in management, financial reporting, risk management, and public accounting and finance that is of significant value to the board and its Audit Committee. In addition, his work with many public companies as an independent auditor provides him with a unique perspective and depth of insight with respect to corporate governance, board leadership and corporate strategy.

Additional Information Regarding Directors

For additional information regarding our board of directors, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors—Director Compensation” below.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES. SIGNED PROXIES WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section of this proxy statement and the accompanying tabular and narrative disclosures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

Our executive compensation program is designed to attract, motivate and retain high quality executive officers and to link our pay-for-performance philosophy with sound risk management practices and our overall strategic objectives. As further discussed below in “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis,” in 2008, in the midst of a financial crisis and the collapse of the U.S. housing market, the Compensation and Human Resources Committee of our Board of Directors (the “Committee”) recognized a need to redefine our approach to pay-for-performance in order to maintain an effective compensation program in a challenging environment. Accordingly, beginning in 2008, the Committee adjusted our compensation programs to emphasize those priorities that were critical for surviving the financial crisis and for positioning the Company to create long-term stockholder value. We believe the Committee’s approach to compensation throughout this period has been successful in motivating our named executive officers to overcome a number of difficult challenges. We believe these efforts, which are more fully discussed below, largely are the reason for our on-going viability and continued strong market presence in the mortgage insurance industry.

As further discussed in “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis,” it is important to note the following with respect to our executive compensation program:

•

As a result of our financial performance during the financial crisis and protracted housing market downturn, our named executive officers have collectively lost over $16.7 million in the value of equity awards granted to them since 2005. In addition, each of our named executive officers has received a below-target short-term incentive or STI award for each of the last five years, including for 2011—Mr. Ibrahim received $0 in STI and medium-term incentive or MTI in two of these years. At the same time, throughout this period, our named executive officers have led the Company through a difficult operating environment by executing a business plan aimed at positioning the Company to deliver long-term stockholder value. We believe the Company is better positioned today due to these achievements, and in 2011, we recognized these efforts by making payments to our named executive officers pursuant to non-equity, long-term incentive or LTI awards that had been granted to them in 2008 (the “2008 Non-Equity LTI Award”). These payouts were significant to reflect the level of commitment and effort required of management to achieve the Company’s objectives—we believe this is a good example of a high level of achievement resulting in a high level of reward, which is consistent with our overall pay-for-performance philosophy.

•

Our named executive officers’ total reported compensation increased in 2011, primarily as a result of two items—the payout of the 2008 Non-Equity LTI Award mentioned above and the form and applicable SEC reporting requirements for our LTI awards. The confluence of these two impacts on 2011 reported compensation is more fully explained in our Compensation Discussion and Analysis. In light of these particular items, we believe the increase in reported 2011 total compensation may be characterized as an anomaly and not a trend, and we expect that total reported compensation for our named executive officers, and especially for our CEO, will decrease in 2012.

•

Fixed compensation continues to represent a limited portion of our named executive officers’ total compensation. Base salary represented only 16% of Mr. Ibrahim’s 2011 total target compensation and, on average, only 28% of the total target compensation for each of our other named executive officers.

•

In 2011, we continued to incorporate a medium-term incentive award into our short-term incentive program. This program effectively makes payment of half of the annual short-term incentive compensation further contingent upon: (i) the performance of new mortgage insurance that was written during the initial, short-term performance period; and (ii) the on-going integrity of our financial results. We believe that we are the only participant in the mortgage insurance and financial guaranty industries that has adopted this longer-term, pay-at-risk approach for evaluating short-term decisions.

•

Our 2011 LTI awards consisted entirely of performance-based equity awards. In 2011, we granted to our named executive officers performance-based restricted stock units and performance-based stock options. As discussed in more detail in our Compensation Discussion and Analysis, the 2011 awards are highly formulaic, and therefore, are objectively measurable by our named executive officers and stockholders. As the environment becomes more certain and predictable for the Company, we expect our overall approach to compensation to continue to become less qualitative and more formulaic, with a heavier focus on more traditional measures of performance.

•

We have fully implemented our new termination pay strategy by entering into new severance agreements with our named executive officers and eliminating all change of control agreements with these executive officers.

•	We eliminated our perquisite program for executive officers, effective January 1, 2012.

To fully appreciate and evaluate the Company’s compensation program, we believe it is important to understand that the Company’s circumstances are unique, both within the broader financial services industry and within our specific industries—mortgage insurance and financial guaranty. For example, unlike many financial service companies (including companies against which we have been compared), we are not a bank, we did not receive assistance from the federal government, and given our lines of business, we have been especially susceptible to the performance of the housing market, which has remained depressed despite improvement in the overall economy. Consequently, there are very few comparable peers or appropriate benchmarks against which to measure our performance. As a result of our unique circumstances, we have had to reconsider our approach to compensation, including how we think about pay-for-performance and how performance is best defined and measured in this environment. For more background regarding our approach to compensation, we urge you to read “Radian’s Compensation Program—The Company’s Perspective and Philosophy” as part of our Compensation Discussion and Analysis.

While this vote is advisory and non-binding, our board of directors values the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation matters. We are asking our stockholders to indicate their support for the compensation of our named executive officers by voting “FOR” this proposal and the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP

General

The Audit Committee of our board of directors is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2012 is being submitted to our stockholders for ratification. A representative of PwC is expected to attend our annual meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether or not to retain the firm. You should note that, even if the appointment of PwC is approved at the annual meeting, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2011 and December 31, 2010:

Type of Fees	2011	2010*
Audit Fees	$4,456,000	$5,399,106
Audit-Related Fees	40,000	297,810
Tax Fees	131,928	77,167
All Other Fees	23,261	144,283

Total	$4,651,189	$5,918,366

*	Audit and Audit-Related Fees for 2010 have been adjusted to reconcile differences in the final fees billed for 2010 compared to previously reported estimates.

For purpose of the above table, in accordance with the SEC’s definitions and rules:

•

“Audit Fees” are fees for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, and for services that normally are provided in connection with statutory and regulatory filings.

•

“Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit Fees,” including services related to employee benefit plan audits, the filing of registration statements and consultation on reporting matters.

•	“Tax Fees” are fees for tax compliance, tax advice and tax planning.

•

“All Other Fees” are fees for products and services provided by our independent registered public accounting firm other than those services reported above, including services provided in connection with the implementation of a new claims management system in 2011 and 2010.

All services provided by PwC and listed in the table above were pre-approved by the Audit Committee. The Audit Committee considered the nature and proposed extent of the non-audit services provided by the independent registered public accounting firm and determined that those services were in compliance with the provision of independent audit services by such firm.

Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2011, we retained PwC to provide other auditing and advisory services as discussed above. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS RADIAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012. SIGNED PROXIES WILL BE VOTED “FOR” RATIFICATION UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and its Standing Committees

Our board of directors holds regular quarterly meetings, and holds special meetings as and when necessary. Our full board met 10 times during 2011. Our non-management directors meet in executive session at the conclusion of each regularly scheduled board meeting and frequently meet in executive session following each special meeting of the board. Each director participated in at least 75% of the meetings of the board and the committees on which he or she served during 2011. Herbert Wender, non-executive Chairman of the Board, presides over all meetings of the board, including meetings of the independent members of the board.

As discussed below, all of our directors, except our Chief Executive Officer, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules. Our policy is that all of our directors are expected to attend our annual meeting, and all of the directors attended last year’s annual meeting.

The board of directors maintains the following standing committees:

Audit Committee.    The current members of the Audit Committee are Mr. Carney (Chairman), Mr. Jennings, Ms. Nicholson, Mr. Richards and Mr. Spiegel, each of whom is independent under the NYSE’s listing standards, and each of whom meets the additional NYSE independence criteria applicable to audit committee members. All current members of the Audit Committee served on the committee in 2011; Mr. Spiegel was appointed to the committee upon joining the board on February 9, 2011. This committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial results, and reviewing our accounting and reporting principles and policies. Our board has determined that Mr. Carney qualifies as an “audit committee financial expert” under the SEC’s rules and that he is independent under all applicable NYSE and SEC rules. The Audit Committee met 14 times during 2011. See “Audit Committee Report” below for additional information regarding the work of this committee.

Compensation and Human Resources Committee.    The current members of the Compensation and Human Resources Committee are Messrs. Hopkins (Chairman), Culang, Moore and Schweiger. This committee oversees compensation and benefit policies and programs for Radian and its subsidiaries, including compensation of senior management, and reviews the quality and depth of officers throughout Radian as well as our management development and succession practices and programs. The Compensation and Human Resources Committee met 12 times during 2011. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” for additional information regarding the work of this committee.

Credit Committee.    The current members of the Credit Committee are Mr. Culang (Chairman), Mr. Carney, Mr. Hopkins and Ms. Nicholson. This committee oversees our credit and related risk management policies and procedures, including oversight of our systems for identifying and quantifying emerging matters that could pose significant risk implications for Radian. This committee reviews our credit-based risks, credit policies and overall credit management. Specifically, this committee reviews the quality of our mortgage insurance and financial guaranty portfolios, and assesses general compliance with underwriting and diversification guidelines. The Credit Committee met six times during 2011.

Governance Committee.    The current members of the Governance Committee are Messrs. Schweiger (Chairman), Carney, Hopkins and Jennings. This committee oversees the process of board governance, which includes: identifying and recommending candidates to become members of our board of directors, including any candidates recommended by stockholders; recommending committee membership and chairperson appointments; conducting regular board and individual director assessments; and examining our governance process. The Governance Committee met five times during 2011. For a discussion of the board nomination process, see “Consideration of Director Nominees” below.

Finance and Investment Committee.    The current members of the Finance and Investment Committee are Mr. Moore (Chairman), Ms. Hess and Messrs. Jennings, Richards and Schweiger. All current members of the Finance and Investment Committee served on the committee in 2011; Ms. Hess was appointed to the committee upon joining the board on February 9, 2011. This committee establishes investment policy guidelines for Radian and its subsidiaries and monitors progress towards achieving our investment objectives. This committee also regularly reviews the performance of the investment portfolio and of the investment professionals overseeing the portfolio to ensure adherence to our investment policy guidelines. The Finance and Investment Committee met four times during 2011.

For a discussion of our board and its committees’ roles in risk oversight of the Company, see “Board and Board Committee Roles in Risk Oversight” below.

Board Leadership Structure

Since May 2005, we have separated the positions of Chairman of the Board and Chief Executive Officer. We believe that the separation of these positions enhances the independent oversight of the Company and the monitoring and objective evaluation of the Chief Executive Officer’s performance, and ensures that the board is fully engaged with the Company’s strategy and can effectively evaluate its implementation.

Mr. Wender, serving as non-executive Chairman of our board of directors, is independent of management and, as provided in our Guidelines of Corporate Governance, is responsible for the management, development and effective performance of the board and for serving in an advisory capacity to the Chief Executive Officer and to other members of management in all matters concerning the interests of the board. The non-executive Chairman of the Board sets the agenda for board meetings and presides over meetings of the board. Mr. Ibrahim, in his role as the Chief Executive Officer, is responsible for the strategic direction of the Company and the day to day leadership and performance of the Company. As described in our Guidelines of Corporate Governance, the responsibilities of the Chief Executive Officer include determining corporate strategies and policies, ensuring complete and accurate disclosures of financial, operational and management matters to the board, and informing the board so they are current with respect to Company, industry, and corporate governance matters.

Board and Board Committee Roles in Risk Oversight

Our board of directors is actively involved in the oversight of risks that could affect the Company. The full board is responsible for the general oversight of risks. In this regard, the board seeks to understand and oversee the most critical risks relating to our business, allocate responsibilities for the oversight of risks among the full board and its committees, and ensure that management has in place effective systems and processes for managing all current risks facing us, as well as those that could arise in the future. On a quarterly basis, the board meets with management to review the Company’s enterprise risk management (“ERM”) process, which is designed to identify, assess, manage and mitigate risks. As part of this process, the board discusses the significant risks and exposures facing the Company and assesses the steps management is taking to minimize such risks.

The board conducts certain aspects of its risk oversight function through its committees. Each committee has full access to management, and has the ability to engage advisors as appropriate. Specifically, each committee is charged with the following risk oversight responsibilities:

•

The Audit Committee regularly inquires of management, the Company’s Chief Audit Executive, and the Company’s independent auditors regarding significant risks or exposures facing the Company and the steps taken by management to minimize such risks. In particular, the Audit Committee reviews and discusses our financial risk exposures, including the risk of fraud, and legal and compliance risks.

•

The Credit Committee is primarily responsible for the oversight of our credit and related risk management policies and procedures, including the potential effect of developing risk trends in our insured portfolio. The Credit Committee regularly considers significant credit-based risks and exposures faced by the Company and assesses the steps management has taken to manage those risks, as well as our surveillance activities for identifying problem credits and emerging matters with significant risk implications.

•

The Compensation and Human Resources Committee monitors our executive compensation programs to ensure that they are appropriately aligned with our compensation philosophy, are achieving their intended purposes, and are not encouraging inappropriate risk-taking. See “Compensation of Executive Officers and Directors—Compensation Principles and Objectives” In addition, the Compensation and Human Resources Committee annually reviews with management a risk assessment of all of the Company’s compensation policies and procedures. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company or to encourage inappropriate risk-taking.

•

The Finance and Investment Committee establishes and regularly reviews compliance with our investment guidelines and monitors risk in our investment portfolio. The Finance and Investment Committee also oversees risks related to our capital management.

•

The Governance Committee oversees our related person transaction policy to ensure that we do not engage in transactions that would create or otherwise give the impression of a conflict of interest that could result in harm to us. See “Certain Relationships and Related Person Transactions.”

The board conducts its oversight responsibility through reports provided by each committee chair regarding each committee’s considerations and actions, as well as through discussions and reports from management regarding any significant and other known risks.

Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our board of directors must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. Our board of directors has determined that all of the members of the board, except Sanford A. Ibrahim, are “independent” under current NYSE listing standards and SEC rules. In evaluating the independence of each of these directors, the board concluded that no material direct or indirect relationship exists between us and any of these directors other than those compensatory matters that are a direct consequence of serving on our board of directors and which are detailed below in “Compensation of Executive Officers and Directors—Director Compensation.”

Compensation and Human Resources Committee Interlocks and Insider Participation

Messrs. Hopkins (Chairman), Culang, Moore and Schweiger served on the Compensation and Human Resources Committee during 2011. No member of the Compensation and Human Resources Committee during 2011: (i) has ever been an officer or employee of Radian or any of its subsidiaries, or (ii) had any relationship with Radian or its subsidiaries during 2011 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2011, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Resources Committee.

Certain Relationships and Related Person Transactions

No relationship or related person transaction existed in 2011 that is required to be reported under Item 404 of the SEC’s Regulation S-K.

Our board of directors has adopted a written policy regarding related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, other than certain excluded transactions such as compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Resources Committee, in which: (1) Radian or any of its subsidiaries was or is to be a participant; and (2) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of Radian, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, our Governance Committee is responsible for reviewing, pre-approving or ratifying any related person transaction. The Governance Committee may delegate its pre-approval (but not ratification) authority under the policy to the chairman of the committee.

The policy provides that the Governance Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (1) is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (2) is consistent with the applicable independence rules of the SEC and NYSE; and (3) does not create or otherwise give the impression of a conflict of interest that could result in harm to us. If the Governance Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Governance Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy); and (ii) the risks to us of unwinding the transaction outweigh the risks associated with not unwinding the transaction.

Information on Our Website

The Corporate Governance section of our website (www.radian.biz) includes the following, each of which is also available in print and free of charge upon request:

Board Committee Charters.    Each of the standing committees of our board of directors operates under a written charter adopted by the full board. Each committee regularly considers the need for amendments or enhancements to its charter.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our board of directors adopted our Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications for our directors and the relative responsibilities of our board, its committees, our non-executive Chairman, our Chief Executive Officer and our Corporate Responsibility Officer. The Governance Committee and board regularly consider the need for amendments or enhancements to our Guidelines of Corporate Governance.

Code of Conduct and Ethics.    Our Code of Conduct and Ethics is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers. Certain provisions of the code also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct and Ethics that applies to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communications.    We encourage stockholders to freely communicate with management and our board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our board. The address is: directors@radian.biz. In addition, interested persons may write to the non-executive Chairman, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.

Annual Report and Proxy Statement.    This Proxy Statement and our Annual Report to Stockholders are available at www.radian.biz/StockholderReports.

Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

Consideration of Director Nominees

Director Qualifications.    Our Governance Committee recommends candidates for nomination to our board of directors based on a number of factors, including the following minimum criteria: (i) the highest standards of personal character, conduct and integrity and the intention and ability to act in the best interests of our stockholders; (ii) the ability to understand and exercise sound judgment on issues related to Radian and its businesses; (iii) the ability and commitment to devote the time and effort required to serve effectively on our board, including preparation for and attendance at board and committee meetings; (iv) the ability to draw upon relevant experience and expertise in contributing to board and committee discussions; and (v) freedom from interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.

The board does not have a formal diversity policy. The board and the Governance Committee do consider diversity as a factor in identifying and evaluating director nominees. The Company considers diversity in a broad sense to mean differences of viewpoint, background, professional experience, and skill resulting in naturally varying perspectives, as well as diversity of race, gender, national origin and age. The board believes that diversity helps ensure comprehensive discussion of an issue from multiple perspectives before the board reaches a decision.

Identifying and Evaluating Director Nominees.    In evaluating candidates for the board, the Governance Committee and the board of directors seek to foster a board that, as a unit, possesses the qualifications discussed above and the appropriate mix of skills, experience and diversity to oversee the Company’s business. The Governance Committee does not aim to find directors who represent a single category or trait, but seeks nominees that supplement and complement the breadth and depth of board expertise.

When seeking and researching candidates for a new director nominee, the Governance Committee considers all qualified candidates identified by members of the Governance Committee, by other members of the board, by senior management, by national search firms and by stockholders (so long as such stockholders recommendations of candidates are submitted in accordance with the procedures described below). Messrs. Montgomery, Muzio and Serio were nominated for election to our board following a comprehensive search process, which included stockholder input. Messrs. Muzio and Serio initially were recommended to us by a stockholder with whom they currently have no other affiliation. Mr. Montgomery was recommended to us by one of our executive officers. This executive officer was familiar with Mr. Montgomery’s work and experience in Washington and has no affiliation with Mr. Montgomery. In all cases, the Governance Committee will facilitate several interviews of a candidate if it believes the candidate to be suitable after an initial evaluation, and will perform a comprehensive background investigation on such candidate. The Governance Committee also may discuss a candidate at multiple meetings and have the candidate meet with members of senior management and the full board.

Stockholder Nominations and Recommendations.    Our By-Laws describe the procedures for stockholders to follow in nominating candidates to our board of directors. For our 2013 annual meeting of stockholders, stockholders may nominate a candidate for election to our board of directors by sending written notice to our Corporate Secretary at our principal office, which must be received on or before March 1, 2013, but no earlier than January 30, 2013 (except that if the date of the 2013 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2012 annual meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2013 annual meeting or, if the first public announcement of the date of the 2013 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; and (v) a description of any direct or indirect compensation or other monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

In addition to a stockholder’s ability to nominate candidates to serve on our board of directors as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board Performance

The Governance Committee conducts an annual assessment of each director’s board performance and reviews the performance of the board as a whole and each of its committees. The board and each standing committee of the board also perform an annual self-assessment. As part of its annual assessment, the board may hire an independent governance expert to provide an unbiased perspective on the effectiveness of the board and its committees as well as director performance and board dynamics. The contributions of individual directors were considered by the Governance Committee as part of its determination of whether to recommend their nomination for re-election to our board of directors.

Audit Committee Report

The functions of the Audit Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.biz) and include general responsibilities within the categories of oversight, audit and financial reporting, and compliance. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of a registered independent public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including, without limitation, to: (i) monitor the auditor’s independence; (ii) monitor the professional services provided by the independent auditors, including pre-approving all audit and permissible non-audit services provided by the independent auditors in accordance with federal law and the rules and regulations of the SEC; (iii) review audit results with the independent auditors; (iv) review and discuss with management and the independent auditors our financial statements and other financial disclosures in our filings with the SEC; (v) establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; and (vi) review with management, the independent auditors and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting.

Before our Annual Report on Form 10-K for the year ended December 31, 2011 was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2011 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with PwC, our independent registered public accounting firm for 2011, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, including, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from us.

Based on its reviews and discussions described above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Members of the Audit Committee

David C. Carney (Chairman)

James W. Jennings

Jan Nicholson

Robert W. Richards

Noel J. Spiegel

EXECUTIVE OFFICERS

The following information is provided with respect to each of our current executive officers. Our executive officers are appointed by our board of directors to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

Sanford A. Ibrahim	Information about Mr. Ibrahim appears in the section of this proxy statement entitled “Proposal 1—Election of Directors.”

C. Robert Quint	Mr. Quint, 52, Executive Vice President and Chief Financial Officer of Radian, has served in this role since April 1999. Mr. Quint joined Radian Guaranty in August 1990 as Vice President, Administration and Controller. In January 1995, Mr. Quint was named Vice President, Finance and Controller of Radian and Radian Guaranty. He was appointed Senior Vice President, Chief Financial Officer of Radian and Radian Guaranty in January 1996.

Teresa Bryce Bazemore	Ms. Bazemore, 52, President of Radian Guaranty, was appointed President of our mortgage insurance business in July 2008. She joined Radian in October 2006 as Executive Vice President, General Counsel and Corporate Secretary and also served as Radian’s Chief Risk Officer from January 2007 to July 2008. Before joining Radian, Ms. Bazemore served as General Counsel, Senior Vice President and Secretary of Nexstar Financial Corporation, a provider of mortgage outsourcing solutions to financial institutions. Prior to that, she was General Counsel for Bank of America Mortgage and held other senior legal leadership roles for PNC Mortgage Corporation and Prudential Home Mortgage Company. Since July 2011, Ms. Bazemore has been serving as President of Mortgage Insurance Companies of America (“MICA”), the trade association representing the private mortgage insurance industry. Ms. Bazemore also serves as a member of the Residential Board of Governors of the Mortgage Bankers Association and, in the past, Ms. Bazemore has served on the board of directors of the Mortgage Bankers Association, on the Consumer Advisory Council of the Federal Reserve and on the Fannie Mae National Advisory Council.

Richard I. Altman	Mr. Altman, 45, Executive Vice President and Chief Risk Officer of Radian, was appointed to this role in May 2011. Mr. Altman joined Radian in July 2003 as Vice President, Operations, Finance and Planning and has held several positions while at Radian, including Vice President of Strategic Initiatives, Vice President of Corporate Planning, Senior Vice President of Corporate Planning and Administration and Executive Vice President and Chief Administrative Officer. Before joining Radian, Mr. Altman served as Vice President of Sales and Operations for the International Group at Pearson Education, a global publisher of educational, financial and technical materials. Prior to that, Mr. Altman held other senior operational and strategy roles at American Express and Citibank, and also served as a Change Management Consultant with Accenture, a global management consulting, technology services and outsourcing company.

Edward J. Hoffman	Mr. Hoffman, 38, Executive Vice President, General Counsel and Corporate Secretary of Radian, was appointed General Counsel and Corporate Secretary in July 2008. Mr. Hoffman joined Radian in August 2005 as Vice President, Assistant General Counsel and was promoted to Senior Vice President, Assistant General Counsel in February 2008. Prior to joining Radian, Mr. Hoffman was a senior associate in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia. Mr. Hoffman also currently serves as our Corporate Responsibility Officer.

Catherine M. Jackson	Ms. Jackson, 49, Senior Vice President, Controller of Radian, joined Radian in this role in January 2008. Before joining Radian, Ms. Jackson served eight years with Capmark Financial Group Inc., a financial services company, including as Chief Accounting Officer from June 2004 to August 2007. Prior to Capmark, she served eight years with Salomon Smith Barney as manager of accounting policy. She began her career in the audit practice at KPMG in Philadelphia.

H. Scott Theobald	Mr. Theobald, 51, Executive Vice President, Chief Risk Officer, Radian Guaranty, was appointed Senior Vice President, Chief Risk Officer of Radian Guaranty in October 2007 and Executive Vice President in November 2008. He joined Radian in April 1997 and has served in various pricing and risk-related roles, including Vice President of Structured Transactions of Radian Guaranty, Vice President of Enterprise Risk Management of Radian and Senior Vice President of Risk Management of Radian. Before joining Radian, Mr. Theobald worked in various analytical roles at Freddie Mac. Prior to that, he was an economist at the Bureau of Labor Statistics.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table shows all shares of our common stock that were deemed to be beneficially owned, as of April 13, 2012, by: each of our directors, nominees for director at the annual meeting and our executive officers named in the 2011 Summary Compensation Table below; and all of our current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if he or she has the right to acquire them within 60 days of April 13, 2012 (such as by exercising options).

Name (1)	Shares Beneficially Owned (2)	Percent of Class
Herbert Wender	282,155	*
David C. Carney	87,584	*
Howard B. Culang	81,554	*
Lisa W. Hess	0	*
Stephen T. Hopkins	91,554	*
Sanford A. Ibrahim	1,020,064	*
James W. Jennings	100,584	*
Brian D. Montgomery	0	*
Ronald W. Moore	84,384	*
Gaetano Muzio	0	*
Jan Nicholson	80,352	*
Robert W. Richards	86,534	*
Anthony W. Schweiger	92,184	*
Gregory V. Serio	0	*
Noel J. Spiegel	20,000	*
C. Robert Quint	215,564	*
Teresa Bryce Bazemore	165,780	*
Robert H. Griffith	509	*
Edward J. Hoffman	58,411	*
H. Scott Theobald	106,271	*
All current directors and executive officers as a group (18 persons)	2,653,876	1.99%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	The address of each person listed is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

(2)	Each individual (including each current executive officer) has or is entitled to have within 60 days of April 13, 2012, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than: (i) Mr. Hopkins, who shares voting and dispositive power with his spouse over 10,000 of the shares reported as beneficially owned; (ii) Mr. Schweiger, who shares voting and dispositive power with his spouse over 9,800 of the shares reported as beneficially owned (which shares are held in an account subject to a margin arrangement and may be pledged); (iii) Mr. Spiegel, whose spouse owns 10,000 of the shares reported as beneficially owned and as to which shares Mr. Spiegel disclaims beneficial ownership; and (iv) Mr. Quint, whose spouse owns 1,600 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:

•	Shares of our common stock allocable to our named executive officers based on their holdings in the Radian Group Inc. Stock Fund under the Radian Group Inc. Savings Incentive Plan as of March 6, 2012.

•	Shares that may be acquired within 60 days of April 13, 2012 through the exercise of non-qualified stock options, as follows: Mr. Wender—8,500 shares; Mr. Carney—2,400 shares; Mr. Culang—2,400 shares; Mr. Hopkins—2,400 shares; Mr. Ibrahim—436,700 shares; Mr. Jennings—2,400 shares; Mr. Moore—2,400 shares; Mr. Richards—2,400 shares; Mr. Schweiger—2,400 shares; Mr. Quint—80,400 shares; Ms. Bazemore—36,900 shares; Mr. Hoffman—29,450 shares; Mr. Theobald—55,100 shares; and all current directors and executive officers as a group—689,325 shares.

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Shares that may be acquired within 60 days of April 13, 2012 upon the exercise of stock-settled restricted stock units awarded to our non-employee directors as follows: Mr. Wender—38,879 shares; Mr. Carney—20,796 shares; Mr. Culang—20,796 shares; Mr. Hopkins—20,796 shares; Mr. Jennings—20,796 shares; Mr. Moore—20,796 shares; Ms. Nicholson—20,796 shares; Mr. Richards—20,796 shares; Mr. Schweiger—20,796 shares; and all current directors and executive officers as a group—205,247 shares. All stock-settled restricted stock units granted to a director will be converted into shares of our common stock upon the director’s departure from our board. The restricted stock units vest three years from the date of grant or earlier upon a director’s retirement, death or disability. All of our directors other than Ms. Hess and Mr. Spiegel are eligible to retire.

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Shares that may be issued within 60 days of April 13, 2012 upon the conversion of phantom stock awards granted to our non-employee directors as follows: Mr. Wender—57,106 shares; Mr. Carney—59,188 shares; Mr. Culang—58,358 shares; Mr. Hopkins—58,358 shares; Mr. Jennings—59,188 shares; Mr. Moore—59,188 shares; Ms. Nicholson—55,056 shares; Mr. Richards—59,188 shares; Mr. Schweiger—59,188 shares; and all current directors and executive officers as a group—524,818 shares. All vested phantom stock awards granted to a director will be converted into shares of our common stock upon the director’s departure from our board. The amounts set forth in the table also include dividend equivalents to be settled in shares of our common stock upon conversion of a director’s phantom shares.

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Shares of restricted stock held by our named executive officers as follows: Mr. Ibrahim—165,496 shares; Mr. Quint—31,150 shares; Ms. Bazemore—57,550 shares; Mr. Hoffman—8,850 shares; Mr. Theobald—17,000 shares; and all current directors and executive officers as a group—301,396 shares. The individuals holding these shares possess voting power with respect to such unvested shares of restricted stock.

Security Ownership of Certain Stockholders

The following table provides information concerning beneficial ownership of our common stock by the only persons shown by our records or the SEC’s public records as beneficially owning more than 5% of our common stock:

Name and Business Address	Shares Beneficially Owned	Percent of Class
FMR LLC (1)	13,307,886	9.99%
82 Devonshire Street
Boston, MA 02109

Rima Senvest Management, LLC (2)	8,687,263	6.50%
110 East 55th Street, Suite 1600
New York, NY 10022

BlackRock, Inc. (3)	7,010,343	5.26%
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP (4)	6,917,760	5.19%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012. These securities are beneficially owned by various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it has sole dispositive power with respect to 13,307,886 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, may be deemed to control FMR LLC.

(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012 by Rima Senvest Management, LLC and Richard Mashaal who share voting and dispositive power for these shares.

(3)	Based on a Schedule 13G/A filed with the SEC on February 8, 2012. BlackRock, Inc. reports that it has sole voting power for 7,010,343 shares. These securities are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries.

(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012. Dimensional Fund Advisors LP reports that it has sole voting power for 6,763,163 shares. These securities are beneficially owned by funds for which Dimensional Fund Advisors LP or its subsidiaries act as an investment advisor, sub-advisor and/or manager.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2011 were made on a timely basis.

COMPENSATION OF EXECUTIVE OFFICERS

AND DIRECTORS

Compensation Discussion and Analysis

I.	Executive Summary and Compensation Philosophy

The following is a review of our senior executive compensation programs and policies, including the material compensation decisions made in 2011 under the programs with respect to the following executive officers, whom we refer to as our “named executive officers” or “NEOs”:

•	Sanford A. Ibrahim, Chief Executive Officer (our principal executive officer)

•	C. Robert Quint, Chief Financial Officer (our principal financial officer)

•	Teresa Bryce Bazemore, President, Radian Guaranty

•	Edward J. Hoffman, Executive Vice President, General Counsel and Corporate Secretary

•	H. Scott Theobald, Executive Vice President, Chief Risk Officer, Radian Guaranty

•	Robert H. Griffith, former Executive Vice President, Chief Operating Officer, Radian Guaranty

Mr. Griffith served as Executive Vice President, Chief Operating Officer, of Radian Guaranty until September 20, 2011.

Radian’s Compensation Program – The Company’s Perspective and Philosophy

In 2007, the U.S. housing market collapsed, the financial crisis began and the Company was launched into a period of uncertainty. As a result, we had to completely rethink our overall approach to compensation, including how we thought about pay-for-performance and how performance is best defined and measured in this environment. Given market dynamics and their effect on us and our competitors, it became increasingly difficult to rely on predictions of our future results or to look to traditional measures of performance and peer comparisons as a means for adequately judging our performance and the efforts of our NEOs. These circumstances demanded a unique approach to address an unprecedented set of circumstances.

The compensation approach developed by the Compensation and Human Resources Committee of our Board of Directors (referenced in this “Compensation Discussion and Analysis” as the “Committee”) has been successful in motivating our NEOs to overcome a number of difficult challenges. We believe these efforts, which are more fully discussed below, are largely the reason for our on-going viability and continued strong market presence in the mortgage insurance industry. At the same time, given the change in how we define, assess and reward performance in our situation, our approach to compensation also has produced consequences that may appear to run counter to more conventional analysis about pay and performance. In an effort to address these concerns, we offer the following questions and answers for your consideration.

➢	How did Radian’s compensation philosophy change in 2008?

Most importantly, we had to adjust our perspective on how to measure performance as part of our pay-for-performance philosophy. Beginning in 2008, the survival and repositioning of the Company became the two most critical items of focus for management. As a result, we adjusted our compensation programs to emphasize those priorities that would help us navigate through the crisis period and position the Company to create long-term stockholder value. This approach is evident in our 2008 Non-Equity Long-Term Incentive or LTI Awards, as discussed below. Next, we increased the amount of Committee discretion necessary for assessing performance appropriately under our awards. While we recognize the more subjective nature of this approach, the inability to project future performance demanded a more qualitative approach to compensation oversight. Finally, because the impact of our credit decisions may not become apparent for some period of time, we extended the length of the performance period for assessing short-term performance by incorporating a medium-term incentive (“MTI”) award into our short-term incentive (“STI”) program. In making this change, we believe that we are the only participant in the mortgage insurance and financial guaranty industries that has adopted this longer term, pay-at-risk approach for evaluating short-term decisions.

➢	Why did Radian’s reported executive compensation increase significantly in 2011?

The increase was driven by two items – the payout of the 2008 Non-Equity LTI Award, which is discussed below, and the form and applicable SEC reporting requirements for our LTI awards. Given the confluence of these two impacts on 2011 reported compensation, we believe the increase in 2011 total reported compensation may be characterized as an anomaly and not a trend, and we expect that total reported compensation for our NEOs, and especially for our CEO, will decrease in 2012.

➢	A significant portion of Radian’s 2011 total NEO compensation relates to the 2008 Non-Equity LTI Award. Why did Radian grant this award?

As discussed above, 2008 presented unique challenges that required a different approach to compensation. Each component of the 2008 Non-Equity LTI Award was intended to support the Company’s plan for survival and repositioning. Management was successful in executing against our plan, without which the Company may not have survived and would not be positioned as well as it is today. The payouts for these awards were significant to reflect the level of commitment and effort required of management to achieve the Company’s objectives – We believe this is a good example of a high level of achievement resulting in a high level of reward, which is consistent with our overall pay-for-performance philosophy.

➢	In light of Radian’s 2011 total compensation, are the Company’s NEOs immune from the Company’s financial performance?

Our NEOs are not immune to the Company’s financial performance; rather, their compensation is linked closely to our stock price and financial results. Since 2005, our NEOs collectively have lost over $16.7 million in the value of equity awards granted to them during this time, including over $8 million lost by Mr. Ibrahim. In addition, each of our NEOs has received a below target STI award in each of the last five years, including in 2011 – Mr. Ibrahim received $0 in STI and MTI in two of these years. While it was necessary for us to change our compensation programs to include a focus on areas other than stock performance during this period, our NEOs’ total compensation always has depended, to a large extent, on our financial performance.

➢	Why does Radian continue to pay STI awards in light of the Company’s financial performance?

Our STI program is intended to recognize achievement of the Company’s annual business plan. Accordingly, STI awards focus on more than financial performance and include: (i) core business metrics such as the expected profitability of new business, market share, and capital management; (ii) our success in executing upon strategic initiatives; and (iii) how we perform relative to our mortgage insurance peers. We believe our future financial performance depends on our success in these areas, and so we continue to pay our NEOs commensurate with their performance against our annual plans. As discussed above, in light of our financial performance, our NEOs have received below target STI awards in each of the last five years.

➢	Why has Radian underperformed against companies in its GICS code?

Our Global Industry Classification Standard or GICS code (Thrifts and Mortgage Finance) includes companies whose core businesses are very different from ours. Unlike many companies in our GICS code, we are not a bank, we did not receive assistance from the federal government, and we have been especially susceptible to the performance of the housing market, which has remained depressed despite improvement in the overall economy. Importantly, as discussed in more detail below, we are one of the few surviving companies in both of our primary sectors, and we believe that we have performed very well against the remaining companies that are similarly situated to us.

➢	Has Radian maintained a strong connection between pay and performance?

We understand that it may appear that there is a pay-for-performance disconnect given our financial performance and the reported compensation for our CEO. However, we believe that a deeper consideration of our unique circumstances, the critical performance achieved by our CEO or other NEOs and our overall performance relative to other similarly situated companies, reflects a strong connection between pay and performance. As discussed above, our NEOs are not immune to our financial performance, having collectively lost over $16.7 million in the value of equity awards granted to them since 2005. At the same time, our NEOs have led the Company through a period of crisis by executing a business plan aimed at positioning the Company to deliver long-term stockholder value. We believe the Company is better positioned today due to these achievements. This is particularly true when considering that a number of the Company’s competitors have failed to survive the financial downturn.

➢	When do you plan to revert to a more normalized approach to executive compensation?

We have already begun to do so. In 2009, we amended our 2008 Equity Plan to allow us to grant cash-based equity awards without reducing our share reserve. Beginning in 2010, we granted equity awards that were formulaic and based on total shareholder return (“TSR”). In 2011, as the predictability of our future results became more certain, we eliminated non-equity LTI awards from our LTI program. As the environment becomes more certain and predictable for the Company, we expect our overall compensation approach to continue to become less qualitative and more formula based, with a heavier focus on more traditional measures of performance.

Overview of Performance and Compensation

We insure mortgages and structured and public finance credits. Consequently, our short-term results continue to be negatively impacted by the slow macroeconomic recovery, including ongoing weakness in the housing market and high unemployment. For example, a significant portion of our mortgage insurance losses in 2011 relate to the insurance we wrote in 2006 and 2007. Since 2007, business and economic conditions have significantly affected all participants in our industries. The private mortgage insurance industry has paid approximately $30 billion in claims during this period and three of our eight mortgage insurance competitors currently are operating under regulatory oversight, including one that has filed for bankruptcy. The financial guaranty industry also has been affected, with only one company currently writing new business and four companies operating under some form of regulatory oversight. Despite the unique challenge of having significant operations in both of these sectors, we have navigated these difficulties, while at the same time transforming our Company into a market leader in the mortgage insurance sector that we believe is poised to generate future stockholder value. In light of this, we do not believe that our short-term financial results reflect the accomplishments of our NEOs during the past few years of unprecedented operating and economic conditions.

We have been focused on managing through the economic downturn while positioning the Company to produce future long-term value for our stockholders. Beginning in 2008, in response to economic and market conditions, we implemented a plan focused on increasing our financial flexibility and preserving the capital of Radian Guaranty. Pursuant to this plan, we have engaged in a number of strategic actions and initiatives, including the following:

•	We significantly tightened our mortgage insurance underwriting standards to focus on insuring only high credit quality, first-lien mortgages originated in the U.S.

•	We expanded our claims management and loss mitigation efforts to better manage losses in the weak housing market and high default and claim environment.

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We discontinued writing new financial guaranty business and contributed our ownership interest in Radian Asset Assurance Inc. (“Radian Asset Assurance”) our primary financial guaranty subsidiary, to Radian Guaranty. This structure has provided Radian Guaranty with substantial regulatory capital and increased liquidity through dividends from Radian Asset Assurance.

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We have reduced our legacy mortgage insurance portfolio (primarily, business written from 2005 through 2008), non-traditional mortgage insurance risk in force and our financial guaranty portfolio through a series of risk commutations, discounted security purchases, and transaction settlements.

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We have engaged in a broad range of actions and transactions designed to increase our financial flexibility, conserve our holding company liquidity and preserve the capital position of Radian Guaranty.

Throughout 2011 and in 2012, we have continued to execute upon our plan by focusing on managing losses in our legacy insured portfolios and writing new, high quality mortgage insurance business. We believe we are making significant progress on both of these fronts. See “Short-Term and Medium-Term Incentive Program—2011 Short-Term Incentive Analysis” below.

Benchmarking Radian’s Performance – Limited Comparable Benchmarks

As discussed above, we believe the Company’s circumstances are highly unique, both within the broader financial services industry and within the specific industries in which we participate. As a result, we believe there are very few direct comparable peers against which to measure our performance. Within the financial services industry, many companies have benefited from an improving economy, and (unlike us) have received financial support from the federal government through the U.S. Treasury’s TARP program. Given our lines of business, however, we are particularly exposed to the performance of the housing market, including the impact of the job market and unemployment rates. Therefore, as our business sectors continue to languish, our performance continues to be affected negatively, which has further delayed our return to profitability compared to many financial service companies.

In addition, direct comparisons also are difficult within our own specific sectors given that: (i) we are the only participant in these sectors with significant operations in both mortgage insurance and financial guaranty; and (ii) many participants in these industries are subsidiaries of larger, more diversified companies with greater access to capital than we have. In evaluating our performance, however, we believe there are two companies—Mortgage Guaranty Insurance Corporation (“MGIC”) and The PMI Group, Inc. (“PMI”)—that serve as relatively good comparators for purposes of evaluating our performance in 2011. Both MGIC and PMI are publicly traded mortgage insurance companies with sizable portfolios of insured business. As you can see from the following table, our performance (measured by total stockholder return) over the past five years was in-line with that of MGIC’s and significantly better than PMI’s, despite the additional challenge we face of managing a sizable financial guaranty insured portfolio. PMI’s mortgage insurance subsidiary ceased writing new mortgage insurance in August 2011 when it was placed under the supervision, and later under the control of, the insurance department of its domiciliary state. In the fourth quarter of 2011, PMI filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

2011 Executive Compensation Program

We believe it is important to note the following with respect to our 2011 executive compensation program:

➢	Increase in 2011 Total Compensation Driven by Payout of 2008 Non-Equity LTI Awards and the Form and Timing of LTI Awards.

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As discussed above, in response to economic and business conditions, management implemented a plan in 2008 focused on the survival and repositioning of the Company for future long-term success. Recognizing the significant challenges confronting the Company at that time, the Committee granted cash-based awards to our NEOs beginning in 2008 that were designed to reward management based on their performance against this plan (“Non-Equity LTI Awards”). The Committee granted these awards rather than equity due to the limited amount of equity available for issuance under our equity plan at that time. The Non-Equity LTI Awards also allowed the Committee maximum flexibility for assessing NEO performance during a volatile period in which projections were extremely difficult. For Mr. Ibrahim, the Committee assigned a significant target for his 2008 Non-Equity LTI Award ($2.5 million or 82% of his total LTI target), with a total payout potential of between 0% and 400% of his target. In doing so, the Committee recognized the enormity of the challenges confronting the Company and the significant performance that would be required to overcome these challenges—in other words, Mr. Ibrahim would be paid for how well he executed upon this plan, upon which the survival and future success of the Company depended. The 2008 Non-Equity LTI Awards, which have been earned over the past three years and were paid in 2011, represent a significant portion of our NEOs’ total 2011 compensation (approximately 50% of Mr. Ibrahim’s total compensation). Please see “Primary Components of Compensation—Long-Term Incentive Program—Payment of 2008 Non-Equity LTI Awards” below for a detailed discussion of how the Committee measured performance under this plan.

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Beginning in 2011, the Committee granted LTI awards to our NEOs that consisted entirely of equity-based awards. As a result, in accordance with applicable SEC rules, the full grant date fair value of these awards has been reflected in 2011 total compensation. This compares to the prior three years in which a significant portion of each NEO’s LTI award was granted as a Non-Equity LTI Award, which in accordance with applicable SEC rules, is not reflected in total compensation until paid.

As a result, beginning in 2011, our NEOs’ total reported compensation was significantly impacted by the combination of the cycle-end payouts under the Non-Equity LTI Awards granted in prior years and the Committee’s granting of equity-based LTI awards in 2011 to motivate future performance. The following table illustrates the compounding affect this had on our CEO’s total reported compensation.

To further illustrate the impact of the form and timing of our LTI awards on total reported compensation, the following table illustrates what our CEO’s total reported compensation would have been had his LTI awards been granted entirely in the form of equity-based awards during the three year period of 2008 through 2010. As discussed above, the Committee initially chose to grant the Non-Equity LTI Awards because of a lack of available shares under our 2008 Equity Plan at that time. More importantly, however, the Non-Equity LTI Awards provided the Committee with the flexibility to customize a performance plan for Mr. Ibrahim and our other NEOs with a focus on the significant challenges confronting the Company during this period.

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Increase in 2011 Compensation Represents an Anomaly and Not a Trend – CEO Total Reported Compensation is Likely to Decrease in 2012.    As discussed and illustrated above, the increase in Mr. Ibrahim’s reported 2011 total compensation was largely driven by the payout of his 2008 Non-Equity LTI Award. It is important to note that this award was unique. It was designed with a larger target to address a specific set of circumstances that demanded a high level of performance. We do not anticipate that future cash-based awards will result in similar payments. In fact, Mr. Ibrahim’s target Non-Equity LTI Award to be paid in 2012 has a target of $720,000 compared to the target of $2.5 million for his 2008 award. This decrease in Mr. Ibrahim’s target awards is due, in part, to the fact that beginning in 2010, the Non-Equity LTI Awards were granted with 50% vesting upon each of the third and fourth anniversaries of the date of grant.

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Reduced STI Awards for NEOs.    In light of our operating results for 2011, the Committee (the Company’s independent directors for Mr. Ibrahim) paid each of our NEOs below-target STI awards for 2011. Please see “Primary Components of Compensation—Short-Term and Medium-Term Incentive Program—2011 Short-Term Incentive Analysis” below.

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Strong Credit Performance of 2010 Mortgage Insurance Portfolio Results in Above–Target MTI Awards.    In 2009, we replaced our short-term bonus plan with a program consisting of short-term and medium-term cash incentive awards. This new plan, the Radian Group Inc. Short-Term and Medium-Term Incentive Plan for Executive Employees (the “STI/MTI Plan”), enhanced our pay-for-performance and risk-based approach to compensation by reducing cash awards for short-term (one-year) performance periods and introducing a medium-term (two-year) performance period during which our executive officers continue to have pay at risk associated with: (i) the performance of insurance written during the initial, short-term performance period; and (ii) the on-going integrity of our financial results. We believe that we are the only participant in the mortgage insurance and financial guaranty industries that has adopted this longer term, pay-at-risk approach for evaluating short-term decisions.

The 2010 MTI award was based on the credit performance of our 2010 mortgage insurance portfolio through the end of 2011. Due to the strong credit performance of this portfolio, in 2012, the Committee paid to each of our named executive officers the 2010 MTI award at 145% of target. See “Primary Components of Compensation—Short-Term and Medium-Term Incentive Program—2010 Medium-Term Incentive Analysis” below.

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2011 LTI Awards Consist Entirely of Performance-Based Equity Awards.    In 2011, we granted to our NEOs performance-based restricted stock units (“Performance-Based RSUs”) and performance-based stock options. Unlike time-vested awards, the Performance-Based RSUs will vest only if we satisfy certain total shareholder return (“TSR”) objectives, based on how our TSR compares to MGIC, PMI and those companies included in the NASDAQ Financial Index over a three-year performance period. In addition, we granted performance-based stock options that will vest only if the closing price of the Company’s common stock on the NYSE exceeds 125% of the option exercise price for ten consecutive trading days ending on or after the third anniversary of the date of grant. As discussed under “Primary Components of Compensation—Long-Term Incentive Program—2011 LTI Awards” the 2011 awards are highly formulaic, and therefore, are objectively measurable by our NEOs and stockholders.

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Fixed Compensation Continues to Represent a Limited Portion of our NEOs’ Total Compensation. Base salary represented only 16% of Mr. Ibrahim’s 2011 total target compensation and, on average, only 28% of the total target compensation for each of our other NEOs. A significant portion of the remaining target compensation is tied to Company and individual performance. See “Primary Components of Compensation” below.

➢	Perquisite Program Eliminated. We eliminated our perquisite program for executive officers, effective January 1, 2012. See “Other Compensation—Perquisites” below.

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New Termination Pay Strategy Fully Implemented – Change of Control and Tax Gross-ups Eliminated.    In 2010 and 2011, we entered into new severance pay agreements with our executive officers as part of a new termination pay strategy for the Company. This strategy is designed with the primary purposes of: (1) responsibly tailoring termination payments based on executive positions and current market standards; (2) enhancing clarity regarding future potential severance payments to such executive officers; (3) applying a more consistent approach to severance among the Company’s executive officers; (4) imposing certain restrictive covenants that are important to the Company; and (5) eliminating enhanced payouts based on an executive officer’s termination in connection with a change of control of the Company. As a result of this strategy, we eliminated all change of control arrangements (including excise tax gross-ups) that we had with our executive officers. See “Change in Control and Severance Agreements” below.

II.	Compensation Principles and Objectives

We have designed our executive compensation program under the direction of the Committee to attract, motivate and retain high quality executive officers and to link our pay-for-performance philosophy with sound risk management practices and our overall strategic objectives. This pay-for-performance philosophy is intended to align our executive officers’ interests with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking. We have developed the following set of principles and objectives for executive compensation. We use these to make decisions about how to compensate executive officers appropriately for their contributions toward achieving our strategic, operational and financial objectives. They also are critical in aligning our executive’s interests with those of our stockholders:

Radian’s executive compensation program should:

•	Support the execution of Radian’s business strategy and performance;

•	Maintain an appropriate balance between incentive compensation and total compensation;

•	Focus executives on long-term performance that aligns with stockholders’ interests;

•	Manage risk with appropriate protection/controls;

•	Remain externally competitive and reasonable; and

•	Remain flexible to respond to current market developments.

III.	Compensation Process and Oversight

A.    Committee Process and Role

The Committee provides direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by our General Counsel and Head of Human Resources, who serve as liaisons between management and the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as the Committee deems appropriate to advise the Committee with respect to executive compensation and human resources matters, including the sole authority to approve the compensation and other terms related to their engagement. The Committee currently retains Pay Governance as its sole independent compensation consultant. As described below, at the Committee’s direction, Pay Governance annually prepares a summary and analysis of competitive market data for each NEO position. In addition to providing services relating to non-employee director and executive officer compensation, Pay Governance currently performs no other work for the Company. The Committee chairman pre-approves all work performed by the independent compensation consultant for the Company, and the Committee annually reviews the performance of Pay Governance, including its independence. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. For a complete discussion of the responsibilities delegated by our board of directors to the Committee, please see the Committee charter, which is available on our website at www.radian.biz.

B.    Consideration of Most Recent Say-on-Pay Vote

At our Annual Meeting of Stockholders on May 11, 2011, approximately 80% of the shares voted were voted in support of the overall compensation of our NEOs. We appreciate the support we received from our stockholders at last year’s meeting. We were, however, interested to learn why the remaining approximately 20% of our stockholders did not vote in favor of our say-on-pay vote. As part of our commitment to engaging with our stockholders and in order to better understand the reasons for the negative say-on-pay votes, management initiated in an outreach program to contact those stockholders that we were able to identify as having voted against the say-on-pay proposal.

Through this process, we were able to dialogue with certain of these stockholders, and we learned information about their voting considerations, influences and processes, as well as the perspectives and priorities of these stockholders as they relate to our compensation programs. Management shared this information with the Committee. Management and the Committee considered the outcome of the most recent say-on-pay vote and the information we learned from our outreach efforts, and in response to this feedback, we have designed this Compensation Discussion and Analysis to explain more fully the Committee’s implementation of its pay-for-performance philosophy in the current economic and operating environment, and to provide increased detail regarding the payout of our various incentive awards.

C.    Setting Compensation

In setting compensation for our NEOs, we utilize a number of different compensation tools, including external benchmarking, internal equity and wealth accumulation analyses. These collectively represent our “primary compensation tools,” which we use to establish an appropriate compensation level for each of our NEOs. For the compensation of our NEOs other than our Chief Executive Officer, the main participants in our compensation process are the Committee, its independent compensation consultant and three members of management—our Chief Executive Officer, General Counsel and Head of Human Resources.

On an annual basis, the independent compensation consultant prepares a summary and analysis of competitive market compensation data for each named executive officer position. Based on this information, as well as other data from the primary compensation tools, the Head of Human Resources prepares initial compensation proposals for each named executive officer, other than the Chief Executive Officer, and reviews these recommendations with the Chief Executive Officer. With the approval and adjustments of the Chief Executive Officer, the compensation proposals are then submitted to the Committee for consideration. The Committee may approve the proposals, make adjustments to the proposals based on its own view of the primary compensation tools or other factors, or may seek additional information from the Head of Human Resources or the independent compensation consultant before making a final determination with respect to compensation. The Committee possesses ultimate authority over compensation decisions for our named executive officers other than our Chief Executive Officer.

We believe that management’s participation in the compensation process is critical to create an equitably tailored program that is both effective in motivating our executive officers and in ensuring that the process appropriately reflects our pay-for-performance culture, current strategies and risk management. Our executive officers collectively develop an annual set of shared performance goals and associated metrics, which are predominantly based on the Company’s annual operating plan that is approved by our Board of Directors. In addition, each executive officer develops a set of individual performance goals and presents them to the Chief Executive Officer, who adjusts and approves such goals and presents them to the Committee. These shared and individual performance goals and metrics serve as the primary basis for determining an executive officer’s STI award. The process for assessing performance against these objectives is discussed in greater detail below under “Primary Components of Compensation—Short-Term and Medium-Term Incentive Program.”

With respect to the Chief Executive Officer, the Committee has the sole responsibility to develop an annual compensation proposal, utilizing the primary compensation tools and data developed by the independent compensation consultant, and to recommend to our independent directors an appropriate compensation level for the Chief Executive Officer. The independent directors may approve the proposal, make adjustments based on their own view of the primary compensation tools or other factors, or seek additional information from the Committee, our independent compensation consultant or legal counsel before making a final determination with respect to compensation for the Chief Executive Officer.

D.    Benchmarking Compensation

We consider external benchmarking an important analytical tool for helping us establish a market competitive point of reference for evaluating executive compensation. However, benchmarking is not the sole determinative factor used in setting compensation, and the Committee regularly assesses how and the extent to which benchmarking is used.

The primary components of our 2011 compensation program (i.e., base salary and short-term, medium-term and long-term incentives), as well as the 2011 total target cash and direct compensation for each named executive officer, were benchmarked (to the extent information was available) against similarly situated executive positions in one or all of the following three groups (collectively referred to as the “benchmark groups”), as appropriate:

(1) A primary compensation peer group approved by the Committee and consisting of the following industry participants: Assured Guaranty Ltd., Genworth Financial, Inc., MBIA Inc., MGIC, Old Republic International Corporation, PMI, Fidelity National Financial, Inc., First American Corporation, Ocwen Financial Corporation, PHH Corporation, Stewart Information Services Corporation and XL Capital Ltd.;

(2) A financial services group consisting of over 125 organizations that participate in Towers Watson’s Financial Services Executive Compensation Database; and

(3) A general industry group consisting of over 1,060 organizations across a range of industries that participate in Towers Watson’s General Industry Executive Compensation Database.

Primary Compensation Peer Group.    Management reviews and the Committee reviews and approves the primary compensation peer group annually to develop a compensation peer group that is relevant for evaluating current compensation. We believe the roles and responsibilities of our NEOs are sufficiently similar to the executive positions within the primary compensation peer group, such that the companies in this peer group represent a relevant benchmark for evaluating executive compensation. As discussed above, however, in light of our unique circumstances, we do not believe the companies included within our primary compensation peer group (other than MGIC and PMI in 2011), represent appropriate peers for measuring enterprise-wide performance.

For purposes of assessing compensation, we compare ourselves with our primary compensation peers based on measures such as revenue, market capitalization and assets. For 2011 benchmarking, Radian was close to the median of the primary compensation peer group in terms of total assets, but closer to the 25th percentile in revenue and market capitalization. The companies that comprise our primary compensation peer group vary in terms of size and relative complexity, and because we compete for talent in markets other than those in which we compete for business, we also use, as necessary, the broader financial services and general industry groups, as discussed below.

Financial Services and General Industry Groups.    The “financial services group” and the “general industry group” are compiled annually by Towers Watson. For these groups, we use pre-established subsets of companies contained in the databases of Towers Watson, an independent third party, so that we compare companies of reasonably similar size to us. The subsets are based on standard revenue ranges that are provided in published compensation surveys, and we do not select or have any influence over the companies that participate in these surveys. The subset of companies we use consists of a broad array of companies in the financial services industry, including property/casualty insurance, life/health insurance, and investment, brokerage, retail and commercial bank organizations. The “financial services group” consists of companies with assets of less than $20 billion, while the “general industry group” is composed of companies with revenues between $1 billion and $3 billion. We do not participate in the selection of the companies for inclusion in these benchmark groups and are not made aware of the companies that constitute these groups.

We benchmark each executive officer position annually and, if necessary, when a search for a new executive officer position is undertaken. In each case, it has been our practice to collaborate with our independent compensation consultant in this process in order to apply a consistent and disciplined approach in our benchmarking methodology and philosophy. In benchmarking an executive officer’s total target cash compensation, we consider base salary, plus cash-based short-term and medium-term incentives. Total target direct compensation consists of target cash compensation, plus the annualized accounting value of long-term incentives.

Our goal in benchmarking is to identify a competitive compensation range for each executive officer position. From a quantitative perspective, we generally consider an executive officer’s compensation to be market competitive if it is within a 15% range around the median of the applicable benchmark group. However, because executive officer roles and responsibilities often vary within the industries in which we participate or in the broader financial services segment, our benchmarking process is tailored for each executive officer position, with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary compensation peer group. For each executive officer, we may use one or more of the three benchmark groups or, in some cases, only a limited subset of the primary compensation peer group of companies, depending on the comparability of executive officer roles in these benchmark groups. As a result, our assessment of market competitiveness, in addition to the quantifiable benchmark data, may take into consideration many factors such as the scale and scope of the companies and specific roles against which our executive officer positions are being compared and the potential market demand for such positions. For each of our NEOs, the results of the benchmarking conducted by the independent compensation consultant for 2011 compensation were as follows:

Executive Officer	Primary Compensation Peer Group	Financial Services Group	General Industry Group
Mr. Ibrahim (1)	Between the 50th and 75th Percentiles	Between the 50th and 75th Percentiles	Between the 50th and 75th Percentiles

Mr. Quint (2)	Aligned with Median	Between the 50th and 75th Percentiles	Between the 50th and 75th Percentiles
Ms. Bazemore (3)	Aligned with Median	Between the 50th and 75th Percentiles	Not compared to this peer group

Mr. Hoffman (4)	Below Median	Below Median	Below Median
Mr. Theobald (5)	Below Median	Aligned with the 75th Percentile	Not compared to this peer group

Mr. Griffith (6)	Not compared to this peer group	Not compared to this peer group	Not compared to this peer group

(1)	For Mr. Ibrahim, the benchmarking process focused primarily on data for companies in our primary compensation peer group as well as the broader financial services group and the general industry group. Mr. Ibrahim’s target LTI award generally represented a larger portion of his total compensation compared to CEOs in the three benchmark groups.

(2)	For Mr. Quint, the benchmarking process focused primarily on median data for companies in our primary compensation peer group and the broader financial services group. When compared to CFOs in the primary compensation peer group and broader financial services group, Mr. Quint’s target LTI award generally represented a larger portion of his total compensation compared to executives in these benchmark groups.

(3)	For Ms. Bazemore, the benchmarking process focused primarily on median data for companies in our primary compensation peer group. Ms. Bazemore’s target LTI award generally represented a larger portion of her total compensation compared to comparable executives in this benchmark group.

(4)	For Mr. Hoffman, the benchmarking process focused on data for all three benchmark groups, with a primary focus on companies in our primary compensation peer group.

(5)	For Mr. Theobald, the benchmarking process focused on comparable positions in our primary compensation peer group using functional peers as well as the broader financial services group.

(6)	For Mr. Griffith, we determined that there were no relevant or comparable executive positions within any of the benchmark groups. Consequently, we relied primarily on internal equity in establishing Mr. Griffith’s compensation as discussed below.

E.    Internal Equity

In addition to benchmarking, the Chief Executive Officer and the Committee also consider internal equity among our executive officer group and other members of senior management in setting the primary components of compensation. While external benchmarking is critical in assessing the overall competitiveness of our compensation program, we believe that our compensation program also must be internally consistent and equitable to reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization.

Our review of internal equity involves comparing the compensation of positions within a given level of the organization and/or comparing the differences in compensation among various organization levels. For 2011 compensation, the Committee compared the compensation for each NEO against their peers in the executive officer group as well as certain other members of senior management. In particular, each component of Ms. Bazemore’s compensation was compared with Mr. Ibrahim’s compensation in light of the significant potential impact that both of these positions have on our overall business results. In addition, given the lack of comparable external benchmarks for Mr. Griffith’s position, the Committee used Ms. Bazemore’s compensation as an internal benchmark for establishing Mr. Griffith’s compensation. In addition to their executive peers, the compensation of Messrs. Quint, Hoffman and Theobald was compared against other senior officers within their respective departments. Although we monitor the difference in pay between our Chief Executive Officer and our other executive officers, given the uniqueness of the CEO position, we do not perform a formal internal equity analysis of our Chief Executive Officer relative to other executive officer positions other than the President of Radian Guaranty.

F.    Wealth Accumulation

The Committee annually reviews “total reward” tally sheets for each of our executive officers and considers the current value and potential future value of existing equity awards along with potential future payouts under our Non-Equity LTI Awards as factors when setting each NEO’s target LTI award.

IV.	Primary Components of Compensation

Our executive compensation program provides a balanced mix of pay through the following primary direct compensation components: base salary; and short-term, medium-term, and long-term incentives. The incentive-based portions of our program are tied to: (i) the results of our corporate performance; (ii) achievement of strategic performance goals; and (iii) our long-term business and financial performance. Short-term incentives have been designed to recognize the achievement of annual objectives, while the medium-term and long-term incentives have been designed to ensure that decisions made in achieving short-term objectives continue to have an appropriate impact on the Company in supporting our longer term goals. In addition, awards of long-term incentives are used to recognize longer-term performance results designed to drive growth in stockholder value.

Compensation for our NEOs is heavily weighted towards performance-based, variable compensation. The following table highlights for each of our NEOs, the percentage of 2011 total target compensation attributable to each component:

A.    Base Salary

Base salaries are paid to executive officers to provide them with a competitive level of compensation for the day-to-day performance of their job responsibilities. Base salaries for our NEOs are based on competitive market compensation data for comparable executive positions within the benchmark groups and internal equity. The following table highlights the base salaries for each of our NEOs at year-end 2010 and 2011, as well as the most recent change in base salary for each executive:

2011 Base Salary

Named Executive	Year-end 2011 Salary	Year-end 2010 Salary	Most Recent Change in Base Salary (1)
Mr. Ibrahim	$900,000	$800,000	2011	(2)
Ms. Bazemore	$500,000	$400,000	2011	(3)
Mr. Quint	$370,000	$370,000	2006
Mr. Hoffman	$300,000	$260,000	2012	(4)
Mr. Theobald	$280,000	$280,000	2012	(5)
Mr. Griffith	$350,000	$350,000	2010

(1)	The 2011 base salaries for Messrs. Quint, Theobald and Griffith were determined to be market competitive and were not adjusted in 2011.

(2)	Under his new employment agreement, Mr. Ibrahim’s base salary was increased to $900,000, effective April 2011. Prior to this change, Mr. Ibrahim’s last increase in base salary was in 2007.

(3)	Effective March 2011, Ms. Bazemore’s salary was increased to $500,000 to improve the market competitiveness of her total target cash compensation. Prior to this change, Ms. Bazemore’s salary was last increased in July 2008 in connection with her promotion to President of Radian Guaranty.

(4)	To improve the market competitiveness of Mr. Hoffman’s total target cash compensation and in light of his assumption of additional executive oversight responsibilities, his salary was increased from $260,000 to $300,000, effective February 2011, and from $300,000 to $330,000, effective January 2012.

(5)	Effective January 2012, Mr. Theobald’s base salary was increased from $280,000 to $310,000 to reflect his additional responsibilities as head of the Company’s loss mitigation function.

B.    Short-Term and Medium-Term Incentive Program

The following discussion contains statements regarding the Company and individual performance objectives for 2011 as well as our 2011 actual performance. These objectives and results are disclosed in the limited context of our compensation programs. We specifically caution investors not to apply these statements to other contexts.

In 2009, we replaced our previous short-term cash incentive program with the STI/MTI Plan. As discussed above, the STI/MTI Plan enhances the Company’s performance and risk-based approach to compensation. The STI/MTI Plan provides the Company’s senior officers with the opportunity to earn cash incentive awards during a two-year performance period, with the STI period covering the first full calendar year in which the award is granted and the MTI period covering the full two-year performance period (from January 1 of the year of grant through December 31 of the second performance year). By adding the MTI award, the STI/MTI Plan also serves to protect against unnecessary or excessive risk-taking because the medium-term payout is dependent upon the credit performance of new insurance written over a two-year period, and thus, does not simply reward insurance origination without regard for its sustained credit performance.

Short-Term Incentive – Award Process

The amount of STI awarded to a NEO is based on the NEO’s achievement of specified performance goals for the applicable year. Corporate and business unit/departmental objectives are established each year in the context of our annual business planning process and are approved by our board of directors. Individual performance goals are established by each NEO and adjusted and approved by our Chief Executive Officer and the Committee as discussed in “Compensation Process and Oversight” above.

At the end of each performance year, each NEO provides his or her performance self-assessment to our Chief Executive Officer (and the Chief Executive Officer provides a similar self-assessment to the Committee), including his or her level of attainment of the specified performance goals. Our Chief Executive Officer reviews the performance of each NEO against his or her respective performance objectives and makes specific recommendations to the Committee regarding the amount of STI, if any, to be awarded.

The Committee (the independent directors in the case of the Chief Executive Officer) retains ultimate authority with respect to amounts awarded to the NEOs under the STI/MTI Plan. Although actual performance measured against the performance goals is the primary consideration for the STI awards, the Committee or independent directors may, depending on the circumstances, exercise discretion in determining the amount to be awarded to each NEO. Maximum achievement can result in a STI award of up to 200% of the target amount, while performance below expectations can result in a below-target award or no award. For each NEO, the Committee may weigh the various performance goals differently, giving appropriate significance to the potential impact that each NEO may have on our performance in light of the NEO’s role.

Once the amount of STI is determined for each executive officer, only 50% of this amount is actually paid to each executive officer as a STI bonus. For 2011, these amounts are set forth in the “Bonus” column of our 2011 Summary Compensation Table. The remaining 50% of each executive’s STI award then becomes that executive officer’s target MTI award for the MTI period. At the end of the MTI performance period, the Committee determines what percentage, if any, of the target MTI awards will be paid to the NEOs based on the Company’s achievement of certain pre-established business and financial performance metrics and goals. Individual officer performance is not evaluated for purposes of determining or paying the MTI awards. Maximum achievement can result in a MTI award of up to 150% of the target amount. In addition, the Committee also may limit or decide not to pay the MTI award in the event there is a material restatement of our earnings. The following diagram illustrates the award process under our STI/MTI Plan for the 2011 STI/MTI awards:

Consistent with our reporting in prior years, we report amounts awarded under our STI/MTI Plan in the Summary Compensation Table for the year in which they are earned. We report the STI portion of these awards as a “Bonus” given the nature of the performance objectives and the high-degree of discretion exercised by the Committee in assessing whether objectives were achieved, including the Committee’s ability to exercise positive or negative discretion for each individual executive. We have determined that past MTI awards constitute non-equity incentive plan compensation based on the following: (1) the awards are based on a single quantitative metric—the credit default rate for a particular insurance year—and although we do not establish a specific “target” for use in assessing our absolute performance, the current and historical credit default rates for our mortgage insurance portfolios and our competitors are well known and tracked both internally and externally, and therefore, it can be easily determined whether the credit default rate for a particular insured portfolio is above or below historical averages and expectations; (2) the award metric is communicated to the NEOs; and (3) unlike the payout for the STI award, the percentage payout (relative to target) for the MTI award is applied consistently to all executive officers, without Committee discretion to increase or decrease an award for individual executive officers.

2011 Short-Term Incentive Analysis

For 2011, our NEOs’ STI awards were determined based on the Committee’s assessment of the Company’s performance against the following three performance areas, weighted as indicated:

•

Radian’s “Stand-Alone Business Results” generally considered the Company’s absolute performance against four critical business metrics—profitability of new mortgage insurance business, mortgage insurance market share, expense management, and capital management;

•

“Peer Comparison” compared Radian’s performance against its mortgage insurance peers in four critical areas—mortgage insurance market share, expense management, capital management, and stock price performance; and

•

Radian’s “Profitability and Strategic Priorities” considered the Company’s operating results against plan, including the performance of the Company’s legacy mortgage insurance portfolio (insurance originated in 2008 and before) and new mortgage insurance portfolio (insurance originated after 2008), and the Company’s performance against certain strategic priorities discussed in the footnotes to the table below.

The following table highlights the Company’s performance in each of the three primary performance areas, including targets established by management and approved by the Committee, the Company’s actual and relative performance against these targets and the payout allocated by the Committee for each of the three performance areas:

2011 Stand-Alone Business Results				Peer Comparison				Profitability and Strategic Priorities
Funding Level 1 (1)				Funding Level 2 (1)				Funding Level 3 (1)
					Status
Metric	Target	Status		Absolute and Relative Peer Comparison	Absolute	Radian’s Relative Rank (2)		Metric	Target	Status
Pro-Forma Underwriting NIW (3) ROE (4)	12%	12.8%		Qualitative and Quantitative Assessment of Market Share (6)	22.5%	1		Total Corp. Results (5)	($343M)	($654.2M)
Market Share (6)	21%	22.5%	+	Expense Ratio	24.7%	5	+	Old Book (7)	($395M)	($779.0M)
Expense Ratio	<25%	24.7%		Risk to Capital	21.5:1	3		New Book (8)	$50M	$90M
Risk to Capital	<25:1	21.5:1		Stock Growth	-71.0%	5		Strategic Priorities (9)
Target Payout	35%			Target Payout	35%			Target Payout	30%
Approved Payout		60%		Approved Payout		35%		Approved Payout		-35%

(1)	Funding Levels 1 and 2 each had a payout range of 0% to 70%, and Funding Level 3 had a payout range of -60% to 60%, together reflecting the maximum payout of 200% for this award, but also the potential to reduce the overall payout of this award for failure to achieve the profitability and strategic priorities.

(2)	The peers for comparative purposes were the most comparable peers for each metric as selected from among the following group of peers: MGIC; PMI; Genworth Financial Inc. (“Genworth”); United Guaranty (“UG”) and Old Republic International Corporation (“RMIC”). In each case the peer group consisted of at least four of the identified peers.

(3)	NIW is defined as new insurance written.

(4)	ROE is defined as return on equity.

(5)	Represents consolidated pre-tax operating income, which is a non-GAAP financial measure that we calculate based on consolidated pretax net (loss) income, as presented in our audited consolidated financial statements, excluding the impact of non-operating activities. Consolidated pre-tax operating income for 2011 excludes the impact of changes in fair value of derivatives, net gains (losses) on investments and other financial instruments and OTTI (other than temporary impairment) losses.

(6)	Market Share represents our average share for 2011 and is based on currently available public information.

(7)	Represents the pre-tax operating loss for our mortgage insurance portfolio (origination years 2008 and prior).

(8)	Represents the pre-tax operating profit for our mortgage insurance portfolio (origination years 2009 through 2011).

(9)	2011 Strategic Priorities were to: (a) grow our mortgage insurance franchise; (b) improve the Company’s financial strength; (c) promote the role of private mortgage insurance; (d) improve operational effectiveness and responsiveness; and (e) develop, engage and attract talent.

In 2011, the Committee determined that we achieved (and in many cases exceeded) our objectives for our Stand-Alone Business Results and our Strategic Priorities. We believe these efforts have resulted in our current position as a leading private mortgage insurer and will further contribute to our long-term success as the housing market and economy return to a more solid footing. Despite these positive trends, however, we believe our stock price continued to reflect the continued uncertainty regarding future losses from our legacy insured portfolios and on-going capital concerns. In addition, our overall operating performance in 2011 was below plan as a result of further adverse developments in our legacy mortgage insurance portfolio.

With respect to our Peer Comparison, our market share significantly exceeded expectations. We exceeded our target average market share of 21% and ended the year with an estimated market share of approximately 29%, which represented one of the largest shares of any private mortgage insurer as of December 31, 2011. This was attributable in part to the successful implementation of a new sales strategy in 2011 (we brought on 178 new customers in 2011), as well as our ability to capitalize on market developments in 2011, including the inability of certain competitors to write new mortgage insurance. Importantly, we achieved our market share success while remaining diligent on credit and our heightened loss mitigation efforts, including claims management activities.

In 2011, we improved our overall expense ratio. We implemented a significant expense reduction initiative through reductions in headcount and non-compensation related expenses. The full impact of our 2011 expense reduction initiative is expected to be approximately $20 million or approximately 10% of our total mortgage insurance expenses. In 2011, we were also proactive in managing Radian Guaranty’s capital position, while preserving our holding company liquidity. Examples of our efforts in this area include: (1) proactive loss management (including claims management) of our mortgage insurance portfolio; (2) inter-company reinsurance; (3) internal restructuring of our mortgage insurance subsidiaries; (4) obtaining waivers from states that impose risk-based capital requirements; and (5) preparing Radian Mortgage Assurance, a wholly-owned subsidiary of Radian Guaranty, to write first-lien business in those states in which waivers are not obtained. While certain of our competitors were forced to cease operations in 2011, we continued to execute on our plan for improving our mortgage insurance franchise and future prospects.

In light of the foregoing, the Committee determined that while we significantly exceeded our target business results and had strong performance relative to our competitors, our total corporate results were worse than plan. In light of the extent of our losses, the Committee reduced the total award for 2011 short-term performance to 60% of target. The following table sets forth, for each NEO who was eligible to receive an award under the STI/MTI Plan: (i) the maximum amount that could have been awarded under the STI/MTI Plan for 2011 short-term performance (column a); (ii) the NEO’s target 2011 STI award (column b); (iii) the total amount awarded to the NEO based on 2011 short-term performance (column c); (iv) the total amount paid as a bonus to the NEO for 2011 STI (50% of amount awarded)(column d); and (v) the NEO’s 2011 MTI target (the remaining 50% of amount awarded)(column e):

2011 Short-Term/Medium-Term Incentives

Named Executive	(a) 2011 Maximum STI Award ($ and % of Base Salary)	(b) 2011 Target STI Award ($ and % of Base Salary)	(c) 2011 Total Amount Awarded ($ and % of Target)		(d) 2011 STI Amount Paid	(e) 2011 MTI Target
Mr. Ibrahim	$3,150,000	$1,575,000	$945,000		$472,500	$472,500
	350%	175%	60%	(1)

Ms. Bazemore	$1,500,000	$750,000	$450,000		$225,000	$225,000
	300%	150%	60%	(2)

Mr. Quint	$925,000	$462,500	$277,500		$138,750	$138,750
	250%	125%	60%	(3)

Mr. Hoffman	$510,000	$255,000	$153,000		$76,500	$76,500
	170%	85%	60%	(4)

Mr. Theobald	$420,000	$210,000	$126,000		$63,000	$63,000
	150%	75%	60%	(5)

(1)	The Committee determined that Mr. Ibrahim achieved a number of his performance objectives in 2011, including leading the strategic planning on various business opportunities, managing the Company’s capital and liquidity positions, including by leveraging our financial guaranty business for capital support, protecting our mortgage insurance franchise by increasing market share and pursuing government relations aimed at enhancing the role of private capital in housing finance reform, ensuring a balanced and disciplined risk management strategy, managing key external relationships, and reducing operating expenses.

(2)	The Committee determined that Ms. Bazemore achieved a number of her key business unit/departmental objectives in 2011, including successfully growing our mortgage insurance market share, leading efforts to diversify our mortgage insurance customer base, actively managing Radian Guaranty’s risk-to-capital position, enhancing our mortgage insurance operating model, promoting a significant role for mortgage insurance in housing finance reform, and continuing to manage successfully our loss management efforts, including through commutations of non-core mortgage insurance risk.

(3)	The Committee determined that Mr. Quint achieved a number of his key business unit/departmental objectives in 2011, including managing our capital and liquidity positions to maintain maximum flexibility.

(4)	The Committee determined that Mr. Hoffman achieved a number of his key business unit/departmental objectives in 2011, including the successful resolution of certain litigation and regulatory matters, protecting the mortgage insurance franchise through effective capital management initiatives, strengthening the Company’s corporate compliance program, and assuming executive oversight for human resources.

(5)	The Committee determined that Mr. Theobald achieved a number of his key business unit/departmental objectives in 2011, including maintaining the credit quality of new insurance written, managing the geography and risk mix of our mortgage insurance portfolio, mitigating some of the uncertainty regarding our legacy insured portfolios, and leveraging our surveillance and quality control processes to manage risk more effectively.

2010 Medium-Term Incentive Analysis

Pursuant to our STI/MTI Plan, the 2010 MTI target awards were established at the time that the 2010 STI awards were paid to our NEOs. The amounts to be awarded under the 2010 MTI award were determined based on the Committee’s assessment of the Company’s credit default rate (through the end of 2011) for mortgage insurance written by the Company in 2010. We believe that the credit default rate for the first two years of an insured portfolio is an important indicator of that portfolio’s current and future projected credit performance.

As of December 31, 2011, the 2010 insured portfolio default rate was 0.28%. This compares very favorably to historical two-year averages. Specifically, between 2000 and 2005, the average two-year default rate for our insured mortgage insurance portfolio was approximately 3.91%. During the poor underwriting years of 2006 through 2008, the average two-year default rate increased to 12.85%. Beginning in 2008, as a result of our more restrictive underwriting guidelines, the default rates for new insurance written significantly improved, and the two-year default rate for our 2009 insured portfolio was 0.93%. The following table illustrates these trends for the last five years:

In addition to credit performance, we look at the profitability of an insured portfolio to assess its overall strength of performance and value creation. Based on the two-year default rate of 0.28% for the 2010 portfolio, we expect this portfolio to produce a return on equity of approximately 19%, representing the strongest performing portfolio that we have ever written. As a result, the Committee awarded a payout of 145% of target for the 2010 MTI awards. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of our 2011 Summary Compensation Table.

C.    Long-Term Incentive Program

The contributions of our NEOs to the creation of stockholder value are primarily recognized through our LTI program. This program consists of a series of annual grants, including equity instruments and non-equity, cash-based performance awards, with overlapping performance periods and varying performance metrics. As a result, in any given period, our NEOs are motivated to perform based on their:

•	Outstanding restricted stock, stock options and SARs, which collectively are designed to motivate our NEOs to drive stock price growth and wealth creation;

•	Performance-Based RSUs, which focus our NEOs on outperforming our primary industry competitors as well as other companies of similar size in other industries; and

•

Non-Equity LTI Awards, which are intended to focus our NEOs on certain business fundamentals (e.g., mortgage insurance credit performance, mortgage insurance market share and capital and expense management) that are critical to our long-term success.

Because our LTI program comprises a series of multiple awards, established at different times and with different performance periods and metrics, the amounts paid to our NEOs pursuant to any given award may not be consistent with our short-term financial performance at the time of such payment. This is particularly true of the Non-Equity LTI Awards, which focus on fundamental business metrics rather than changes in our stock price. Each of our LTI awards is intended to support our ultimate goal of creating future long-term stockholder value. While certain of the LTI awards are designed to reward our NEOs for satisfying significant objectives necessary in pursuit of this objective (e.g., our 2008 Non-Equity LTI Awards focused on certain business fundamentals), other awards are designed to reward executive officers only if and when this objective has been achieved (e.g., restricted stock, stock options, SARs and Performance-Based RSUs).

Payment of 2008 Non-Equity LTI Awards

In 2008, the Committee adopted the Cash-Based Executive LTI Plan (the “Executive LTI Plan”) and granted an initial award (the “2008 Non-Equity LTI Award”) to each participant under the plan, with target award opportunities ranging from approximately 45% to 300% of the participant’s base salary. The three-year performance period began July 1, 2008 and ended June 30, 2011. As discussed above, the 2008 Non-Equity LTI Award had a payout potential of between 0% and 400% of each participant’s target award, with the payout to be determined based on: (1) the Company’s and award participant’s performance against the following performance goals: (i) mortgage insurance market share; (ii) mortgage insurance credit quality; (iii) stock price growth; (iv) expense management; and (v) capital management; and (2) the Committee’s assessment of the performance of the Company and/or the NEO participant over the performance period.

In assessing the Company’s performance over the three-year performance period, the Committee performed a qualitative and quantitative evaluation of each of the five performance metrics. Based on this evaluation, the Committee determined (for each performance metric) whether the Company “Significantly Underperformed,” “Underperformed,” “Met Expectations,” “Exceeded Expectations,” or “Significantly Exceeded Expectations.” The Committee then assigned a percentage payout for each performance metric based on the following ranges:

Designation	Payout Range (% of Target)
Significantly Underperform	0%
Underperform	25% - 75%
Met Expectations	75% - 125%
Exceeded Expectations	125% - 275%
Significantly Exceeded Expectations	275% - 400%

The following is a discussion of the Committee’s assessment of the Company’s performance against each metric, including the Committee’s performance designation and assigned payout.

Market Share

Committee Assessment – Met Expectations (125% of Target)

At the beginning of the performance period, the Company faced a number of challenges with respect to market share. Due to capital constraints, the Company was forced to allocate among its customers the amount of business that it was capable of writing. This significantly affected many of the Company’s long-standing relationships and drew into question the Company’s capital position and ability to continue as an effective business partner. This was particularly true in light of the fact that many of the Company’s competitors were subsidiaries of highly capitalized holding companies. We also were forced to submit a remediation plan to the Government Sponsored Enterprises (“GSEs”) and often were faced with concerns regarding our ability to remain eligible to insure loans purchased by the GSEs.

Despite these challenges, we were able to maintain an elevated market share throughout the performance period as illustrated below. Our loss mitigation activities resulted in a temporary decline in our market share in the second quarter of 2011. Our market share quickly recovered and was 20.9% by the end of the third quarter of 2011.

Importantly, we achieved this market share, while remaining disciplined with respect to the credit quality of new insurance we were writing.

Credit Quality

Committee Assessment – Exceeded Expectations (150% of Target)

At the beginning of the performance period, we implemented a number of changes to our underwriting guidelines and processes aimed at improving the risk characteristics of the loans we were insuring. In particular, we:

•	Improved the efficiency of our process by reducing the amount of time required to implement new credit parameters;

•	Terminated approximately 100 lenders that did not meet our underwriting proficiency requirements;

•	Introduced Early Payment Default (“EPD”) as a basis for categorizing lenders and introduced other “risk mix” measures;

•	Reinvigorated the risk culture at Radian, including by introducing quality measures into our sales compensation program and continuously upgrading our risk staff; and

•	Introduced more comprehensive customer risk reviews to identify risk issues with customers that required improvement.

As a result of these changes, the default rates for insured vintages beginning in the second half of 2008 have significantly improved, in particular when compared to the 2005 through the first half of 2008 vintages (see the graph below). Since 2009, our insured portfolios consist of loans with significantly improved risk characteristics, including predominantly prime credit quality, with credit or “FICO” scores of 740 or above (as measured by the Fair Isaac Corporation) and loan-to-value or “LTV” ratios lower than any of our previous policy years.

We believe our credit default performance improved during the performance period by a greater amount than our competitors’ performance both on an absolute and relative basis. The following table shows the trend in our default rates on our primary insured book of business at the end of each quarter following the year of original policy issuance:

Stock Growth

Committee Assessment – Met Expectations (100% of Target)

As shown in the table below, Radian’s stock price at the end of the performance period was almost 300% higher than at the beginning of the period. Relative to the Company’s most comparable mortgage insurance competitors (MGIC and PMI) during this period, Radian was the only company that posted a positive stock growth during the performance period.

Expense Management

Committee Assessment – Met Expectations (75% of Target)

In light of the reduced mortgage origination market, expenses have been a significant focus for the Company. In 2010, we successfully completed an expense reduction initiative (including both compensation and non-compensation expenses) that reduced overall expenses by approximately 10%. The following table illustrates the expense ratios during the performance period for the Company and its most comparable mortgage insurance peers.

Capital Management

Committee Assessment – Exceeded Expectations (275% of Target)

At the beginning of the performance period, our holding company liquidity was approximately $113 million, and we were confronted with a number of challenges, including: (i) an increasing risk-to-capital ratio for Radian Guaranty; (ii) a heightened risk of covenant defaults under our revolving credit facility; and (iii) significant near-term financial obligations. At that time, we also had limited access to additional capital.

We overcame the challenges facing us in June 2008 through a series of strategic initiatives, including the following notable items:

•

We amended and later repaid and terminated our credit facility, which allowed us the flexibility to: (i) contribute our financial guaranty business to our mortgage insurance business; (ii) purchase a portion of our long-term debt maturing in 2011 at a discount; and (iii) satisfy certain inter-company tax obligations through asset transfers;

•

We commenced a tender offer for the outstanding securities under a short-term borrowing facility in our financial guaranty business, eventually accumulating all of the securities at a discount and generating a gain of $67.5 million, which represented additional liquidity for Radian Group;

•

To further support our mortgage insurance capital position, we: (i) executed affiliated reinsurance agreements between Radian Guaranty and Radian Insurance; (ii) converted Radian Mortgage Insurance into a first-lien mortgage insurance provider; and (iii) participated in a highly successful industry-wide campaign to allow for flexibility in those states imposing a statutory based risk-to-capital limitation;

•

We completed a number of strategic commutations of non-core mortgage insurance and financial guaranty risk, including a commutation of a significant portion of our reinsurance portfolio with Ambac; and

•	In 2010, we took advantage of market opportunities to raise approximately $1.0 billion in new capital through two separate public offerings.

At the end of the performance period, we had over $680 million in liquidity at our holding company and one of the strongest mortgage insurance risk-to-capital ratios in the industry. The following table illustrates the Company’s risk-to-capital ratios relative to the other private mortgage insurers for which risk-to-capital ratios are publicly available.

Following the Committee’s assessment of each of the performance metrics discussed above, the Committee assigned a specific weighting to each metric, based on the Committee’s view of the significance of the metric to the Company’s overall performance during the performance period. From this, the Committee derived the average weighted payout to serve as a baseline for each NEO’s performance payout. The following table illustrates the percentage payout designated by the Committee for each metric, the weighting assigned to each metric and the total average weighted percentage payout based on Company performance:

Metric	Committee Assessment	Payout level	Weighting	Weighted Average
Market Share	Met Expectations	125%	20%	25.0%
Credit Quality	Exceeded Expectations	150%	25%	37.5%
Stock Growth	Met Expectations	100%	15%	15.0%
Expense Management	Met Expectations	75%	10%	7.5%
Capital Management	Exceeded Expectations	275%	30%	82.5%
Total Award Payout				167.5%

In order to determine the payout for each NEO under the 2008 Non-Equity LTI Award, the Committee performed a final assessment of each NEO’s contribution to each performance metric under the plan. Based on this assessment, the Committee assigned a specific payout for each NEO, with those NEOs having the greatest impact on the more heavily weighted metrics (i.e., credit quality and capital management) receiving the largest payout as a percentage of target. In performing this final assessment, the Committee arrived at a performance level payout for each NEO that was intended to correlate to the NEO’s contribution to the Company’s performance during the performance period, as measured by the five performance metrics.

The following table illustrates for each NEO that was granted a 2008 Non-Equity LTI Award, the target award amount and the amount awarded under the 2008 Non-Equity LTI Award.

Individual	Target Award ($)	Amount Awarded ($)	Amount Awarded (% of Target)
Mr. Ibrahim	2,400,000	4,000,000	167% (1)
Ms. Bazemore	700,000	1,100,000	157% (2)
Mr. Quint	573,500	900,000	157% (3)
Mr. Hoffman	100,000	300,000	300% (4)
Mr. Theobald	260,000	375,000	144% (5)

(1)	Given the broad impact of his role on the business, Mr. Ibrahim was awarded a percentage payout equal to the award payout assigned for total Company performance (the “Company Payout Percentage”).

(2)	Ms. Bazemore was awarded a percentage payout significantly above her target. In determining Ms. Bazemore’s overall payout, the Committee recognized her successes in driving the performance of the mortgage insurance business, in particular in market share and credit quality. Because Ms. Bazemore’s role had less of an impact on capital management, she received an overall percentage payout that was slightly less than the Company Percentage Payout.

(3)	Mr. Quint was awarded a percentage payout significantly above his target. In determining Mr. Quint’s overall payout, the Committee recognized his efforts in each of the performance areas, especially in capital management. The Committee determined that Mr. Quint’s overall impact on the Company was comparable to that of Ms. Bazemore’s, and therefore, he was granted an overall percentage payout equal to Ms. Bazemore and slightly less than the Company Percentage Payout.

(4)	Mr. Hoffman was awarded a percentage payout significantly above his target and above the Company Payout Percentage. Mr. Hoffman played a significant role in our capital management efforts during the performance period, including leading the legal execution of each of the strategic initiatives implemented by the Company. In determining Mr. Hoffman’s overall payout, the Committee recognized his efforts with respect to capital management as well his comparatively low target due to his having assumed responsibilities as the General Counsel and Corporate Secretary of Radian shortly before the award was granted and before his compensation had been adjusted to reflect his new responsibilities.

(5)	Mr. Theobald was granted a percentage payout significantly above his target. In determining Mr. Theobald’s overall payout, the Committee recognized his successes in transforming the Company’s mortgage insurance credit quality during this period. He received an overall percentage payout that was less than the Company Percentage Payout as a result of his limited responsibilities with respect to the Company’s capital management initiatives during this period.

2011 LTI Awards

Each year, in designing the annual LTI awards for our NEOs, the Committee reviews and assesses the type of awards that would best complement our existing LTI program in aligning the interests of our NEOs with those of our stockholders and enhancing long-term stockholder value. In addition, the Committee also considers, among other things: (1) an appropriate balance between retention and performance-based objectives; (2) the potential financial, accounting and tax impact of awards; (3) whether the award objectives are clear to the NEOs and stockholders; and (4) the potential impact of the awards on risk behavior.

For the 2011 LTI awards, the Committee designed an award composed entirely of performance-based equity, including: (1) Performance-Based RSUs, representing 75% of the total value of the LTI award; and (2) non-qualified stock options with a performance-based vesting trigger, representing 25% of the total value of the LTI award. Unlike the Non-Equity LTI Awards granted in prior years, the 2011 LTI awards are highly formulaic, with a limited amount of discretion permitted to the Committee. The Performance-Based RSUs are intended to measure the Company’s relative performance, while the stock options are intended to reward the NEOs for absolute increases in our stock price, regardless of how this increase compares to our peers.

2011 Performance-Based RSU Awards.    The Performance-Based RSU awards generally vest on June 9, 2014, upon the conclusion of a three-year performance period. At the end of the performance period, the NEOs will be entitled to receive a number of RSUs (from 0% to 200% of their target Performance-Based RSU awards) based on how the Company’s TSR for the performance period compares to the median TSR of a group of companies consisting of MGIC, PMI and the companies listed on the NASDAQ Financial Index (collectively, the “RSU Peer Group”). Each vested Performance-Based RSU will be payable in cash, in an amount equal to the closing price of the Company’s common stock on the NYSE on the applicable vesting date.

The Company’s TSR will be determined by measuring the change in market value of the Company’s common stock during the performance period, beginning with the average closing price of the Company’s common stock on the NYSE for the 20 trading days ending on June 9, 2011 and ending with the average closing price for the 20 trading days ending on June 9, 2014 and by assuming that dividends, if any, are reinvested. The TSR for each of the companies included in the RSU Peer Group will be determined in a similar fashion and as of the same dates.

The Performance-Based RSUs will vest at target if the Company’s TSR equals the median TSR of the companies included in the RSU Peer Group (the “Median Peer Group TSR”). In the event that the Company’s TSR exceeds the Median Peer Group TSR, the Performance-Based RSUs will vest at a 2% increase above target (up to 200% of target) for every 1% that the Company’s TSR exceeds the Median Peer Group TSR. If the Company’s TSR is less than the Median Peer Group TSR, the Performance-Based RSUs will vest below target, in an amount reduced by 3% for every 1% that the Company’s TSR is less than the Median Peer Group TSR. There is no vesting if the Company’s TSR is more than 34% below the Median Peer Group TSR. In addition, in the event the Company’s TSR is negative for the period, the Committee retains discretion to reduce the number of RSUs that vest, notwithstanding the performance of the Company’s TSR relative to the Median Peer Group TSR results. Mr. Ibrahim’s maximum Performance-Based RSU award is limited to the number of shares that would result in his receiving 1,000,000 shares subject to grants made to him in 2011 (including the stock options granted to him in 2011 as discussed below), which is the maximum number of shares that may be awarded to a participant under the 2008 Equity Plan in any calendar year.

The Performance-Based RSU awards provide for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company, the Performance-Based RSUs will become payable at target upon the vesting of the awards on June 9, 2014, provided that the NEO remains employed by the Company through such date. However, if a NEO’s employment is terminated by the Company without “cause,” or the NEO terminates employment for “good reason,” in each case within 90 days before or one year after a change of control, the Performance-Based RSUs will become fully vested and payable at target upon such termination.

Additionally, the Performance-Based RSUs will become fully vested and payable at target in the event of a NEO’s death or disability. If the NEO retires before the end of the three-year performance period, the award will remain outstanding and will become payable at the end of the performance period to the extent that the performance criteria discussed above have been satisfied, or as provided above in the event of a change of control.

2011 Stock Option Awards.    The Committee granted non-qualified stock options (each an “Option”) under the 2008 Equity Plan to each of the NEOs. Each Option has a per share exercise price of $3.58 (the closing price of the Company’s common stock on the NYSE on the date of grant) and a seven-year term, with 50% of the award vesting on the third anniversary of the grant date (i.e., June 9, 2014) and the remaining 50% of the award vesting on the fourth anniversary of the grant date (i.e., June 9, 2015); provided, however, that the Options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $4.48 (125% of the Option exercise price) for ten consecutive trading days ending on or after June 9, 2014 (the “Stock Price Vesting Hurdle”). The Options expire on June 9, 2018.

The Options provide for “double trigger” vesting in the event of a change of control. Except as provided below, upon a change of control, the Options will continue to vest 50% on the third and fourth anniversaries of the grant date, regardless of whether the Stock Price Vesting Hurdle has been satisfied, as long as the NEO remains employed by the Company through such date. However, if a NEO’s employment is terminated by the Company without “cause” or the NEO terminates employment for “good reason,” in each case within 90 days before or one year after a change of control, the Options will become fully vested upon such termination and fully exercisable for one year after such termination.

Additionally, the Options will become fully vested and exercisable (without regard to the Stock Price Vesting Hurdle) in the event of a NEO’s death or disability and may be exercised at any time prior to the expiration of the seven-year term. However, if either of Messrs. Ibrahim or Quint retire before the Options are otherwise exercisable, his Options will remain outstanding and become exercisable in accordance with the three- and four-year vesting schedule and the Stock Price Vesting Hurdle for such Options, or as provided above in the event of a change of control.

Equity awards are not coordinated with the release of material nonpublic information. The Committee does not take the release of such information into account as an element of when to make grants.

Stock Ownership

Consistent with our compensation philosophy, we believe that senior management, including the NEOs, should have a significant equity investment in Radian in order to further align their interests and actions with the interests of our stockholders and to further focus the NEOs on sustained performance.

Under our Stock Ownership Guidelines, our NEOs and certain other officers designated by our Chief Executive Officer are expected to hold shares with a market value equal to at least the values provided below. Unless the officer holds more than this threshold market value of shares, the officer is not permitted to sell shares of our common stock that he or she owns, subject to certain limited exceptions. The levels of stock ownership are outlined below:

Officer Level	Ownership Guidelines
CEO	5 times salary
CFO and President of Radian Guaranty	2.5 times salary
All other designated officers	1.5 times salary

From time to time, our NEOs purchase shares of the Company’s common stock on the open market. Since the beginning of 2011, Mr. Ibrahim has purchased 205,000 shares at a cost of approximately $546,000.

In addition to shares purchased on the open market, our NEOs are exposed to changes in our stock price based on the equity awards they have been granted. As discussed above, the equity awards represent a significant portion of each NEO’s total annual compensation. The following table highlights the decrease in the value of equity awards (from the time of grant) held by our NEOs as of December 31, 2011:

Name	Loss in Value of Outstanding Equity Awards as of 12/31/2011 (1)
Mr. Ibrahim	-$8,244,716
Ms. Bazemore	-$2,988,445
Mr. Quint	-$3,453,366
Mr. Hoffman	-$729,879
Mr. Theobald	-$1,282,137
Total	-$16,698,543

(1)	Reflects the difference in fair value of the equity awards between their grant date and the fair value as of December 31, 2011 using the Monte Carlo method for Performance-Based RSUs and cash settled SARs, the Black Scholes model for stock options and the public market price of our common stock for Time-Vested RSUs and restricted shares.

V.	Other Compensation

In addition to the primary components of their compensation, our NEOs receive additional compensation through their participation in our benefit plans as well as, to a lesser extent, through their receipt of perquisites.

A.    Retirement Compensation

We are committed to providing all of our employees with competitive benefits, including retirement benefits that make sense for their financial security, while positioning us for future growth and improved profitability.

Savings Incentive Plan

The Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) currently serves as a retirement vehicle for our NEOs and other employees. The Savings Plan, among other things, provides for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 6% of eligible pay). In addition, the Savings Plan also provides participants who had attained at least five years of service and who were active participants on December 31, 2006 in Radian’s Pension Plan, which was terminated effective, June 1, 2007, with yearly cash “transition credits” (initially for up to five years, if employed by us during this time) under the Savings Plan equal to a fixed percentage of their eligible pay, calculated based on a formula that takes into account their age and years of completed vesting service as of January 1, 2007. Each of our NEOs participated in the Savings Plan in 2011 and Messrs. Quint and Theobald were eligible to receive transition credits in 2011.

Benefit Restoration Plan

Effective January 1, 2007, we replaced our Supplemental Executive Retirement Plan (“SERP”) with the Benefit Restoration Plan (“BRP”). For additional information regarding the BRP, see “Nonqualified Deferred Compensation—Benefit Restoration Plan” below. The BRP, as amended, is intended to provide additional retirement benefits to our employees that are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable IRS limits on eligible compensation. As compared to the SERP, we believe the BRP better represents our compensation philosophy and objectives, including our goal of enhancing the equitable distribution of benefits among our employees. In particular, we believe the BRP is a more appropriate plan for employees and stockholders for the following reasons:

•

Participation is predominately based on compensation earned rather than an employee’s title or position. All employees whose eligible pay exceeds the IRS compensation limit ($245,000 for 2011) are eligible to participate in the BRP in the same year in which they exceed the IRS limit. The Company makes annual contributions to each participant’s account based on eligible compensation;

•	The same formula for calculating benefits under the BRP is used for all participants, creating alignment throughout the organization;

•	Based on plan design, the BRP is dependent on company contributions each year, which makes it more flexible and fiscally responsible for Radian;

•

In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, compensation in one year is not locked into the benefit formula as it was under the SERP; and

•	Unlike the SERP, the BRP permits the investment of contributions in the Radian common stock fund, thus permitting participants to invest in Radian.

B.    Deferred Compensation Plan

We maintain a voluntary deferred compensation plan for our executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) all or a portion of their short-term and medium-term incentive awards. Deferring compensation allows executive officers to earn on the deferred amounts a rate of return calculated under different options available to participating executive officers. The deferred compensation program complies with the requirements of applicable IRS regulations. None of our NEOs contributed to the deferred compensation plan in 2011. See “Nonqualified Deferred Compensation” below.

C.    Perquisites

In the ordinary course, perquisites generally represent an immaterial component of our executive officer compensation. In 2011, we provided to our NEOs an annual flexible spending allowance (equal to up to $15,000 for the Chief Executive Officer, and up to $12,500 for each of the other NEOs) that provided for reimbursement for predefined services and fees not covered under our compensation and benefits programs, including auto leasing, estate planning, financial planning, tax preparation, executive health assessments and health/fitness club memberships. We did not provide benefit adjustments or gross-ups on any tax the executive officer incurred under this plan. This program eliminated individual or separate executive perquisites, and it provided executive officers access to a wide range of market competitive perquisites. Effective January 1, 2012, the Committee terminated the annual flexible spending allowance for our NEOs. See “Executive Compensation—2011 Summary Compensation Table” below for perquisites paid to our NEOs in 2011.

VI.	Change of Control and Severance Agreements

The Committee believes that maintaining severance arrangements on a limited basis is a necessary means for recruiting, motivating and retaining executive officers in the competitive and consolidating industries in which we participate. Having experienced the dislocation caused by a proposed merger in the recent past, and given the current volatile operating and regulatory environment, we want our executive officers’ sole focus to be on our business and the interests of our stockholders. Further, we believe it is important to be transparent with respect to amounts that our NEOs could receive in the event of their termination. We believe our existing termination pay agreements, including the amounts provided for, are consistent with, and in some cases more conservative than, current market practice.

The Committee regularly evaluates the on-going need for change of control and severance agreements for our NEOs. In 2010, we adopted a new termination pay strategy for the Company to be applied generally to executive agreements going forward. This strategy is designed with the primary purposes of:

•	Responsibly tailoring termination payments based on positions and current market standards;

•	Enhancing clarity regarding future potential severance payments to such NEOs;

•	Applying a more consistent approach to severance among the Company’s executive officers;

•	Imposing certain restrictive covenants that are important to the Company; and

•	Eliminating enhanced payouts on an executive officer’s termination in connection with a change of control of the Company.

As part of this new strategy, we replaced various existing severance and change of control agreements for each of our NEOs (each with differing terms) with a consistent and reasonable severance-based approach. In general, these agreements provide the covered executive with between one and two times the sum of his or her base salary and target incentive award under our STI/MTI Plan as well as a pro-rated target incentive award for the year of termination. Under these agreements, there is no accelerated or enhanced payment in the event of a change of control, no accelerated vesting of equity awards and no gross-up for taxes.

In addition, effective April 5, 2011, we entered into a new employment agreement with Mr. Ibrahim. This agreement replaced Mr. Ibrahim’s previous employment agreement and includes the following notable changes:

•

Consistent with our termination pay strategy, the agreement eliminates any accelerated or enhanced severance payment in the event of a change of control, and includes a reasonable severance provision at two times the sum of Mr. Ibrahim’s base salary and target incentive award under our STI/MTI Plan, as well as a pro-rated target incentive award for the year of termination; and

•	The agreement eliminates any tax gross-up as a result of any “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code.

See “Potential Payments upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the NEOs in connection with a termination event.

VII.	Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code limits the deductibility of compensation over $1 million paid to a company’s chief executive officer and up to the four next most highly compensated executive officers (with the chief financial officer being excluded). To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). To be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by our stockholders before the compensation is paid. To the extent determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. The Committee may decide to provide non-deductible compensation if it determines that such action is in our best interests and those of our stockholders. For example, the Executive LTI Plan was designed to motivate, retain, and reward our executive officers through an unprecedented volatile housing and related credit market cycle. The Committee decided to retain significant discretion in determining whether objectives were achieved for awards under the plan, and therefore, the awards under the plan will be non-deductible compensation under Section 162(m).

VIII.	Anti-Hedging Policy

Our Code of Conduct and Ethics specifically prohibits engaging in certain speculative transactions in Radian securities, including short sales and buying or selling puts or calls of Radian securities. In addition, we strongly discourage any other form of hedging or monetization transactions that would allow an employee or director to own securities without the full risks and rewards of ownership. Accordingly, any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with our General Counsel and Chief Financial Officer. No such transactions were pre-cleared during 2011.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of our board of directors has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2011. This report is provided by the following independent directors, who comprise the committee:

Members of the Compensation and Human Resources Committee

Stephen T. Hopkins (Chairman)

Howard B. Culang

Ronald W. Moore

Anthony W. Schweiger

Director Compensation

The form and amount of director compensation are determined and reviewed annually by the Committee. The guiding principles for our director compensation program are: (i) compensation should be made in proportion to the amount of work required of directors in companies of a comparable size and/or complexity to that of Radian, and in light of the current business environment; (ii) directors’ interests should be aligned with the long-term interests of our stockholders; (iii) the structure of the compensation should be transparent so that it can be easily understood by our stockholders; and (iv) compensation should be consistent with director independence.

Directors that are employed by us do not receive additional compensation for serving as a director.

Cash Compensation

All of our non-employee directors other than Mr. Wender receive an annual fee for their services of $32,500. Mr. Wender receives an annual fee of $150,000 for serving as non-executive Chairman, and the chairmen of the following committees are paid the following additional annual fees:

Audit Committee (Mr. Carney) – $25,000

Compensation and Human Resources Committee (Mr. Hopkins) – $15,000

Credit Committee (Mr. Culang) – $25,000

Governance Committee (Mr. Schweiger) – $10,000

Finance and Investment Committee (Mr. Moore) – $10,000

Each non-employee director also receives a $2,000 fee for each board meeting or committee meeting attended. All annual fees are paid quarterly in advance, and all meeting fees are paid quarterly in arrears. The fees set forth in the 2011 Director Compensation table below represent amounts paid to our directors in 2011.

As described below in “Nonqualified Deferred Compensation,” we maintain a deferred compensation plan for our non-employee directors. The deferred compensation plan allows non-employee directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and earn a selected rate of return on such amounts. Our non-employee directors are not entitled to participate in our retirement plans.

Equity Compensation

Each of our non-employee directors is entitled to an annual equity award with a grant date fair market value of $115,000. In addition, Mr. Wender also is entitled to an additional annual equity award with a grant date fair market value of $100,000 for serving as Chairman. We provide annual equity awards to our non-employee directors to compensate them for services rendered as well as to further align their long-term interests with those of our stockholders.

Each year, the Committee considers and recommends to our non-employee directors the form of annual equity awards to be granted to our non-employee directors. The form of annual equity awards may include any equity instrument that is available for issuance to non-employee directors under our 2008 Equity Plan. The awards may be settled in cash or in shares of the Company’s common stock, as recommended by the Committee and approved by the non-employee directors. The terms of the awards (e.g., vesting, change of control, retirement) are approved by the non-employee directors based on the Committee’s recommendation. Unless the

Committee determines otherwise before the year for which equity awards are earned, future equity awards will be granted in the form of restricted stock units, or RSUs, that are payable upon a non-employee director’s separation from service.

Between 1999 and 2008, we awarded annual equity grants to our non-employee directors in the form of phantom stock to be settled in shares of our common stock. In the past, we also have granted non-qualified stock options to our non-employee directors. All phantom stock awards and non-qualified stock options granted to our non-employee directors are fully vested.

In 2009, in light of the limited number of shares available for issuance under our 2008 Equity Plan, we began granting annual equity awards to our non-employee directors in the form of RSUs. In 2009 and 2010, these awards were cash-settled, and therefore, do not reduce the number of shares available for grant under our 2008 Equity Plan. In 2011, these awards were granted as stock-settled RSUs to be settled in shares of our common stock. The directors’ RSUs vest in their entirety three years from the date of grant or earlier upon the director’s retirement, death or disability. All non-employee directors other than Ms. Hess and Mr. Spiegel currently are retirement eligible. In addition, vesting also may be accelerated under certain circumstances if the non-employee director has a separation from service following a change of control.

Upon the conversion date of the RSUs (generally defined as a director’s termination of service with us), our non-employee directors will be entitled to a cash amount equal to the then fair market value of the vested cash-settled RSUs, or if stock-settled, the non-employee directors will be entitled to the equivalent number of shares of common stock awarded on the date of grant. The RSUs do not entitle our non-employee directors to voting or dividend rights.

The annual equity awards are granted as a single award to each non-employee director at the regularly scheduled quarterly board meeting immediately following the Company’s annual meeting of stockholders. To the extent that an insufficient number of shares remain available for issuance (or such shares otherwise cannot be granted) at such meeting, the annual equity awards are granted as soon as practical following the annual meeting.

Any director who joins the Board prior to, or in connection with, the Company’s annual meeting of stockholders is entitled to a full annual equity award at the regularly scheduled quarterly board meeting immediately following the Company’s annual meeting. Equity awards to new non-employee directors will be subject to a minimum three-year vesting period, with acceleration of vesting in the event of death, disability or retirement, or upon separation from service on or after a change in control, as may be recommended by the Committee and approved by the non-employee directors.

Directors who leave the Board other than for cause (including in the event of death, disability or retirement) are entitled to a pro-rated cash award for the period of time served since the Company’s last annual meeting of stockholders. This award will be calculated by dividing the number of days served since the last annual meeting of stockholders by 365 and multiplying this percentage by the fair market value of the annual equity award to non-employee directors (currently $115,000). In addition, Mr. Wender is entitled to a similar pro-ration with respect to his annual equity award for serving as Non-Executive Chairman.

Each director may defer the conversion of his or her phantom shares or RSUs pursuant to the deferred compensation plan for our non-employee directors.

Our board of directors views equity ownership in Radian as an important means of accomplishing the alignment of directors’ and stockholders’ interests. Each non-employee director is therefore expected to hold a minimum direct investment in Radian equal to a market value of at least $350,000. Unless a director holds more than this threshold market value, that director is not permitted to sell shares or other holdings of the Company that he or she owns, subject to certain limited exceptions.

In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending board, committee or other company business meetings and approved educational seminars.

The following table provides information about compensation paid to each of our non-employee directors in 2011.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Herbert Wender	$266,000	$215,000	$481,000
David C. Carney	135,500	115,000	250,500
Howard B. Culang	123,500	115,000	238,500
Lisa W. Hess*	80,979	115,000	195,979
Stephen T. Hopkins	121,500	115,000	236,500
James W. Jennings	104,500	115,000	219,500
Ronald W. Moore	108,500	115,000	223,500
Jan Nicholson	96,500	115,000	211,500
Robert W. Richards	94,500	115,000	209,500
Noel J. Spiegel*	92,979	115,000	207,979
Anthony W. Schweiger	114,500	115,000	229,500

*	Ms. Hess and Mr. Spiegel joined our board of directors on February 9, 2011.

(1)	Represents the grant date fair value of awards computed in accordance with the accounting standard regarding share-based compensation payments. Each of our non-employee directors was awarded 20,796 RSUs (stock settled) on May 11, 2011, with a grant date fair value of $115,000. In addition, Mr. Wender received an additional award of 18,083 RSUs (stock-settled) with a grant date fair value of $100,000. The grant date fair market value of RSUs is calculated by using the closing price of our common stock on the NYSE as of the grant date ($5.53 on May 11, 2011). As of December 31, 2011, each of our non-employee directors held the following number of non-qualified stock options, shares of phantom stock and RSUs:

Name	Non- Qualified Stock Options(1) (#)	Shares of Phantom Stock(2) (#)	Restricted Stock Units (#)
Mr. Wender	8,500	57,069	139,735
Mr. Carney	2,400	59,150	74,742
Mr. Culang	2,400	58,321	74,742
Ms. Hess	0	0	20,796
Mr. Hopkins	2,400	58,321	74,742
Mr. Jennings	2,400	59,150	74,742
Mr. Moore	2,400	59,150	74,742
Ms. Nicholson	0	55,021	74,742
Mr. Richards	2,400	59,150	74,742
Mr. Spiegel	0	0	20,796
Mr. Schweiger	2,400	59,150	74,742

(1)	The exercise price of these options is $35.79. The options expire on January 30, 2013.

(2)	Includes dividend equivalents to be issued upon conversion of the phantom stock.

Executive Compensation

The 2011 Summary Compensation Table below describes our compensatory and other arrangements with: (1) Mr. Ibrahim, our principal executive officer; (2) Mr. Quint, our principal financial officer; (3) Ms. Bazemore and Messrs. Hoffman and Theobald, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2011; and (4) Mr. Griffith, who served as Vice President, Chief Operating Officer of Radian Guaranty until September 20, 2011, and who would have been included in category (3) above had he been serving as an executive officer at December 31, 2011.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non- Equity Incentive Plan Compen- sation (3) ($)	All Other Compen- sation (4) ($)	Total ($)
Sanford A. Ibrahim	2011	$874,616	$472,500	$2,276,957	$787,524	$4,000,000	$102,958	$8,514,555
Chief Executive Officer	2010	800,000	0	875,784	764,730	724,500	97,390	3,262,404
(Principal Executive Officer)	2009	800,000	630,000	634,590	589,110	0	175,260	2,828,960

C. Robert Quint	2011	370,000	138,750	872,556	161,885	1,034,125	74,390	2,651,706
Executive V.P., Chief	2010	370,000	92,500	218,946	191,400	230,000	73,573	1,176,419
Financial Officer (Principal	2009	370,000	200,000	69,680	169,725	0	59,904	869,309
Financial Officer)

Teresa Bryce Bazemore	2011	484,615	225,000	1,684,418	312,528	1,317,500	53,561	4,077,622
President, Radian Guaranty	2010	400,000	150,000	437,892	382,800	258,750	51,393	1,680,835
	2009	400,000	225,000	120,600	294,555	0	49,289	1,089,444

Edward J. Hoffman	2011	293,846	101,500	471,624	87,512	372,101	37,465	1,364,048
Executive V.P., General Counsel and
Corporate Secretary

H. Scott Theobald	2011	280,000	63,000	444,728	82,519	428,288	56,437	1,354,972
Executive V.P., Chief	2010	276,923	36,750	153,984	133,980	115,000	52,221	768,858
Risk Officer, Radian Guaranty	2009	260,000	100,000	36,180	88,695	0	49,933	534,808

Robert H. Griffith	2011	271,250	275,000	606,429	112,508	44,406	785,237	2,094,830
Former Executive V.P., Chief	2010	320,385	80,625	236,030	167,910	0	263,967	1,068,917
Operating Officer,
Radian Guaranty

(1)	Represents the STI award paid to each of our NEOs for performance in the year indicated. Beginning in 2009, each NEO was paid 50% of his or her STI award for the year earned, with the remaining 50% forming the NEO’s target MTI award. MTI award payments are reported in the Non-Equity Incentive Plan Compensation column as described in footnote (3) below. For additional information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program.” In addition, 2011 bonus amounts also include: (i) $25,000 paid to Mr. Hoffman for efforts in connection with the Company’s 2011 proxy statement and annual meeting; and (ii) $275,000 paid to Mr. Griffith, representing the remaining portion of his sign-on bonus. See “Potential Payments Upon Termination of Employment or Change of Control—Compensation Related Agreements—Agreements with Robert H. Griffith.”

(2)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For 2011 awards, the grant date fair value is calculated as follows: (i) for Performance-Based RSUs (cash settled), by using the Monte Carlo model ($6.45 on June 9, 2011 for all NEOs other than Mr. Ibrahim; and $3.46 on June 9, 2011 for Mr. Ibrahim due to his limited upside of 111% of target (compared to 200% of target for all other NEOs)); and (ii) for nonqualified stock options, by using the Black Scholes model ($2.92 on June 9, 2011). For a discussion of the assumptions used in calculating these amounts, see Note 16, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2011 Annual Report on Form 10-K.

(3)

Represents: (i) the MTI award paid to each of our NEOs for the year in which it is earned (for 2011, reported amounts represent payments pursuant to the 2010 MTI award, covering the 2010 through 2011 performance period); and

(ii) amounts paid to our NEOs under our Cash-Based Executive LTI Plan (for 2011, represents payments pursuant to the 2008 Non-Equity LTI Awards). For additional information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program—2010 Medium-Term Incentive Analysis” and “—Long-term Incentive Program—Payment of 2008 Non-Equity LTI Awards.”

(4)	For 2011, “All Other Compensation” includes the following amounts:

•

Matching contributions and other amounts credited under our Savings Plan for the benefit of the NEOs in the following amounts: Mr. Ibrahim—$14,700; Mr. Quint—$24,500; Ms. Bazemore—$14,700; Mr. Hoffman—$14,700; Mr. Theobald—$22,050; and Mr. Griffith—$14,700.

•

Contributions made by us under our Benefit Restoration Plan for the benefit of the NEOs in the following amounts: Mr. Ibrahim—$50,896; Mr. Quint—$21,750; Ms. Bazemore—$21,646; Mr. Hoffman—$7,338; Mr. Theobald—$9,450; and Mr. Griffith—$3,413.

•

The dollar value of imputed income from premiums and any related tax gross-up paid by us for long-term disability insurance for the benefit of the NEOs in the following amounts: Mr. Ibrahim—imputed income of $8,558, plus a tax gross-up of $6,596; Mr. Quint—imputed income of $5,032, plus a tax gross-up of $3,811; Ms. Bazemore—imputed income of $3,302, plus a tax gross-up of $2,501; Mr. Hoffman—imputed income of $1,797, plus a tax gross-up of $1,361; Mr. Theobald—imputed income of $4,115, plus a tax gross-up of $3,117; and Mr. Griffith—imputed income of $2,595, plus a tax gross-up of $1,965.

•

The dollar value of imputed income from premiums and any related tax gross-up paid by us under life insurance policies on the lives of the NEOs in the following amounts: Mr. Ibrahim—imputed income of $11,533, plus a tax gross-up of $8,890; Mr. Quint—imputed income of $2,788, plus a tax gross-up of $2,112; Ms. Bazemore—imputed income of $3,233, plus a tax gross-up of $2,449; Mr. Hoffman—imputed income of $810, plus a tax gross-up of $614; Mr. Theobald—imputed income of $2,855, plus a tax gross-up of $2,162; and Mr. Griffith—imputed income of $3,436, plus a tax gross-up of $2,603.

•	The dollar value of dividends paid on restricted stock in the following amounts: Mr. Ibrahim—$1,785; Mr. Quint—$337; Ms. Bazemore—$450; Mr. Hoffman—$95; Mr. Theobald—$188; and Mr. Griffith—$0.

•

For Mr. Griffith, 2011 reported amounts also include: (i) $699,250 in severance paid to him pursuant to his Separation Agreement; and (ii) $35,000 for certain expenses related to his previous relocation to the Philadelphia area.

•	The cost to us of providing the following additional perquisites to the NEOs in 2011:

2011 Other Perquisites	Mr. Ibrahim	Mr. Quint	Ms. Bazemore	Mr. Griffith	Mr. Hoffman	Mr. Theobald
Parking Benefits	$0	$1,560	$1,560	$0	$0	$0
Executive Flexible Spending Account Plan *	0	12,500	3,720	12,500	10,750	12,500

Total	$0	$14,060	$5,280	$12,500	$10,750	$12,500

*	Represents amounts reimbursed by us in 2011 under our prior Executive Flexible Spending Account Plan for auto leasing, estate planning, tax preparation and health/fitness club memberships. As discussed above under “Compensation Discussion and Analysis—Other Compensation—Perquisites” this plan was terminated, effective January 1, 2012.

2011 Grants of Plan Based Awards

Name	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (3) ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Ibrahim	2/4/2011	(4)	$0	$0						$	$
	6/9/2011				658,080	730,300	(5)				2,276,957
	6/9/2011								269,700	3.58	787,524

Mr. Quint	2/4/2011	(4)	92,500	138,750
	6/9/2011				135,280	270,560					872,556
	6/9/2011								55,440	3.58	161,885

Ms. Bazemore	2/4/2011	(4)	150,000	225,000
	6/9/2011				261,150	522,300					1,684,418
	6/9/2011								107,030	3.58	312,528

Mr. Hoffman	2/4/2011	(4)	49,725	74,588
	6/9/2011				73,120	146,240					471,624
	6/9/2011								29,970	3.58	87,512

Mr. Theobald	2/4/2011	(4)	36,750	55,125
	6/9/2011				68,950	137,900					444,728
	6/9/2011								28,260	3.58	82,519

Mr. Griffith	2/4/2011	(4)	30,625	45,938
	6/9/2011				94,020	188,040					606,429
	6/9/2011								38,530	3.58	112,508

(1)	Represents the target and maximum number of shares that may be issued pursuant to Performance-Based RSU Awards (cash settled) granted to each of the NEOs under our 2008 Equity Plan. At the end of the performance period, the NEOs will be entitled to receive a number of RSUs (from 0 to 200% of their target awards (0-111% of target for Mr. Ibrahim)) based on how the Company’s TSR for the performance period compares to the median TSR of a group of companies consisting of MGIC, PMI and the companies listed on the NASDAQ Financial Index. For more information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Long-Term Incentive Program—2011 LTI Awards—2011 Performance-Based RSU Awards.” These awards do not have a threshold level or equivalent.

(2)	Represents non-qualified stock options granted under our 2008 Equity Plan to each of the NEOs. The non-qualified stock options will vest 50% on each of the third and fourth anniversaries of the grant date, provided that, the options only will vest if the closing price of the Company’s common stock on the NYSE exceeds $4.48 (125% of the option exercise price) for ten consecutive trading days ending on or after the third anniversary of the date of grant. For more information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Long-Term Incentive Program—2011 LTI Awards—2011 Stock Option Awards.”

(3)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. Grant date fair value is calculated as follows: (i) for the Performance-Based RSU Awards (cash settled), by using the Monte Carlo model ($6.45 on June 9, 2011 for all NEOs other than Mr. Ibrahim; and $3.46 on June 9, 2011 for Mr. Ibrahim due to his limited upside of 111% of target (compared to 200% of target for all other NEOs)); and (ii) for nonqualified stock options, by using the Black Scholes model ($2.92 on June 9, 2011). For a discussion of the assumptions used by us in calculating these amounts, see Note 16, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2011 Annual Report on Form 10-K.

(4)	Represents the 2010 MTI award (covering the 2010 and 2011 performance years) granted under our STI/MTI Plan. As discussed above under “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program,” each NEO’s target 2010 MTI award was established in 2011, in connection with the payment of the 2010 STI awards. Each NEO was entitled to a cash payment ranging from 0% to 150% of his or her target 2010 MTI award. Mr. Ibrahim received $0 for his 2010 STI award, and therefore, his target for the 2010 MTI award also was $0. See “2011 Summary Compensation Table” for the amounts paid to each NEO under this award and “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program—2010 Medium-Term Incentive Analysis” for a discussion regarding the payment of the 2010 MTI award. These awards do not have a threshold level or equivalent.

(5)	Under our 2008 Equity Plan, the maximum number of shares that may be issued to any individual in a calendar year is 1,000,000 shares. As a result, the maximum number of shares that Mr. Ibrahim may receive under his Performance-Based RSU Award is 730,300 shares (111% of his target), after taking into account the stock options granted to him in 2011.

The following table provides information regarding all equity awards outstanding at December 31, 2011 for each of the NEOs.

	Outstanding Equity Awards at 2011 Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Ibrahim	60,000	0		$46.39	05/05/12			$				$
	35,800	0		56.03	02/07/13
	126,500	126,500	(1)	2.48	08/07/15
						25,972	(2)		60,774
						54,360	(3)		127,202
						85,164	(4)		199,284
										72,800	(5)		170,352
	0	269,000	(6)	2.68	05/13/14
	0	87,900	(7)	10.42	05/12/17
	0	269,700	(8)	3.58	06/09/18
										658,080	(9)		1,539,907

Mr. Quint	30,000	0		35.79	01/30/13
	20,000	0		45.95	02/10/14
	12,700	0		48.39	02/08/12
	15,300	0		56.03	02/07/13
	15,100	15,100	(10)	2.48	08/07/15
						5,150	(11)		12,051
						26,000	(12)		60,840
										18,200	(13)		42,588
	0	77,500	(14)	2.68	05/13/14
	0	22,000	(15)	10.42	05/12/17
	0	55,440	(16)	3.58	06/09/18
										135,280	(17)		316,555

Ms. Bazemore	36,900	36,900	(18)	2.48	08/07/15
						12,550	(19)		29,367
						45,000	(20)		105,300
										36,400	(21)		85,176
	0	134,500	(22)	2.68	05/13/14
	0	44,000	(23)	10.42	05/12/17
	0	107,030	(24)	3.58	06/09/18
										261,150	(25)		611,091

Mr. Hoffman	3,000	0		56.03	02/07/13
	22,500	0		20.34	09/14/14
	3,950	3,950	(26)	2.48	08/07/15
						1,350	(27)		3,159
						7,500	(28)		17,550
										9,100	(29)		21,294
	0	22,500	(30)	2.68	05/13/14
	0	11,000	(31)	10.42	05/12/17
		29,970	(32)	3.58	06/9/18
										73,120	(33)		171,101

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Theobald	1,250	0		35.79	01/30/13
	4,350	0		45.95	02/10/14
	6,000	0		48.39	02/08/12
	6,500	0		56.03	02/07/13
	32,700	0		20.34	09/14/14
	10,300	10,300	(34)	2.48	08/07/15
						3,500	(35)	8,190
						13,500	(36)	31,590
	0	40,500	(37)	2.68	05/13/14
	0	15,400	(38)	10.42	05/12/17
									12,800	(39)	29,952
	0	28,260	(40)	3.58	06/09/18
									68,950	(41)	161,343

Mr. Griffith (42)	0	0

(1)	The 126,500 unvested options granted to Mr. Ibrahim will vest on August 7, 2012.

(2)	The 25,972 restricted shares granted to Mr. Ibrahim will vest on August 7, 2012.

(3)	27,180 of the 54,360 restricted shares granted to Mr. Ibrahim will vest on each of the following dates: May 13, 2012 and 2013.

(4)	42,582 of the 85,164 restricted shares granted to Mr. Ibrahim will vest on each of the following dates: May 16, 2012 and 2013.

(5)	72,800 RSUs awarded to Mr. Ibrahim will vest on May 12, 2013. These are Performance-Based RSUs to be settled in common shares, with a potential payout ranging from 0% to 150% of the RSUs scheduled to vest.

(6)	134,500 of the 269,000 cash-settled stock appreciation rights granted to Mr. Ibrahim will vest on each of the following dates: May 13, 2012 and 2013.

(7)	43,950 of the 87,900 unvested options granted to Mr. Ibrahim will vest on each of the following dates: May 12, 2013 and 2014.

(8)	134,850 of the 269,700 unvested options granted to Mr. Ibrahim will vest on each of the following dates: June 9, 2014 and June 9, 2015, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $4.48 (125% of the option exercise price) for ten consecutive trading days ending on or after the third anniversary of the date of grant.

(9)	658,080 RSUs awarded to Mr. Ibrahim will vest on June 9, 2014. These are Performance-Based RSUs to be settled in cash, with a potential payout ranging from 0% to 111% of the RSUs scheduled to vest. Mr. Ibrahim’s maximum RSU award is limited to the number of shares that would result in his receiving 1,000,000 shares subject to grants made to him in 2011 (including the stock options granted to him in 2011), which represents the maximum number of shares that may be awarded to a participant under the 2008 Equity Plan in any calendar year.

(10)	The 15,100 unvested options granted to Mr. Quint will vest on August 7, 2012.

(11)	The 5,150 restricted shares granted to Mr. Quint will vest on August 7, 2012.

(12)	13,000 of the 26,000 restricted shares granted to Mr. Quint will vest on each of the following dates: May 13, 2012 and 2013.

(13)	18,200 RSUs granted to Mr. Quint will vest on May 12, 2013. These are Performance-Based RSUs to be settled in common shares, with a potential payout ranging from 0% to 150% of the RSUs scheduled to vest.

(14)	38,750 of the 77,500 cash-settled stock appreciation rights granted to Mr. Quint will vest on each of the following dates: May 13, 2012 and 2013.

(15)	11,000 of the 22,000 unvested options granted to Mr. Quint will vest on each of the following dates: May 12, 2013 and 2014.

(16)	27,720 of the 55,440 unvested options granted to Mr. Quint will vest on each of the following dates: June 9, 2014 and June 9, 2015, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $4.48 (125% of the option exercise price) for ten consecutive trading days ending on or after the third anniversary of the date of grant.

(17)	135,280 RSUs granted to Mr. Quint will vest on June 9, 2014. These are Performance-Based RSUs to be settled in cash, with a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

(18)	The 36,900 unvested options granted to Ms. Bazemore will vest on August 7, 2012.

(19)	The 12,550 restricted shares granted to Ms. Bazemore will vest on August 7, 2012.

(20)	22,500 of the 45,000 restricted shares granted to Ms. Bazemore will vest on each of the following dates: May 13, 2012 and 2013.

(21)	36,400 RSUs granted to Ms. Bazemore will vest on May 12, 2013. These are Performance-Based RSUs to be settled in common shares, with a potential payout ranging from 0% to 150% of the RSUs scheduled to vest.

(22)	67,250 of the 134,500 cash-settled stock appreciation rights granted to Ms. Bazemore will vest on each of the following dates: May 13, 2012 and 2013.

(23)	22,000 of the 44,000 unvested options granted to Ms. Bazemore will vest on each of the following dates: May 12, 2013 and 2014.

(24)	53,515 of the 107,030 unvested options granted to Ms. Bazemore will vest on each of the following dates: June 9, 2014 and June 9, 2015, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $4.48 (125% of the option exercise price) for ten consecutive trading days ending on or after the third anniversary of the date of grant.

(25)	261,150 RSUs granted to Ms. Bazemore will vest on June 9, 2014. These are Performance-Based RSUs to be settled in cash, with a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

(26)	The 3,950 unvested options granted to Mr. Hoffman will vest on August 7, 2012.

(27)	The 1,350 restricted shares granted to Mr. Hoffman will vest on August 7, 2012.

(28)	3,750 of the 7,500 restricted shares granted to Mr. Hoffman will vest on each of the following dates: May 13, 2012 and 2013.

(29)	9,100 RSUs granted to Mr. Hoffman will vest on May 12, 2013. These shares are Performance-Based RSUs to be settled in common shares, with a potential payout ranging from 0% to 150% of the RSUs scheduled to vest.

(30)	11,250 of the 22,500 cash-settled stock appreciation rights granted to Mr. Hoffman will vest on each of the following dates: May 13, 2012 and 2013.

(31)	5,500 of the 11,000 unvested options granted to Mr. Hoffman will vest on each of the following dates: May 12, 2013 and 2014.

(32)	14,985 of the 29,970 unvested options granted to Mr. Hoffman will vest on each of the following dates: June 9, 2014 and June 9, 2015, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $4.48 (125% of the option exercise price) for ten consecutive trading days ending on or after the third anniversary of the date of grant.

(33)	73,120 RSUs granted to Mr. Hoffman will vest on June 9, 2014. These are Performance-Based RSUs to be settled in cash, with a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

(34)	The 10,300 unvested options granted to Mr. Theobald will vest on August 7, 2012.

(35)	The 3,500 restricted shares granted to Mr. Theobald will vest on August 7, 2012.

(36)	6,750 of the 13,500 restricted shares granted to Mr. Theobald will vest on each of the following dates: May 13, 2012 and 2013.

(37)	20,250 of the 40,500 cash-settled stock appreciation rights granted to Mr. Theobald will vest on each of the following dates: May 13, 2012 and 2013.

(38)	7,700 of the 15,400 unvested options granted to Mr. Theobald will vest on each of the following dates: May 12, 2013 and 2014.

(39)	12,800 RSUs granted to Mr. Theobald will vest on May 12, 2013. These shares are Performance-Based RSUs to be settled in common shares, with a potential payout ranging from 0% to 150% of the RSUs scheduled to vest.

(40)	14,130 of the 28,260 unvested options granted to Mr. Theobald will vest on each of the following dates: June 9, 2014 and June 9, 2015, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $4.48 (125% of the option exercise price) for ten consecutive trading days ending on or after the third anniversary of the date of grant.

(41)	261,150 RSUs granted to Mr. Theobald will vest on June 9, 2014. These are Performance-Based RSUs to be settled in cash, with a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

(42)	All equity awards held by Mr. Griffith were forfeited upon his termination of employment.

Option Exercises and Stock Vested During 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Ibrahim	0	$0	25,972	$71,683
Mr. Quint	0	0	5,150	14,214
Ms. Bazemore	0	0	12,550	34,638
Mr. Hoffman	0	0	1,350	3,726
Mr. Theobald	0	0	3,500	9,660
Mr. Griffith	0	0	0	0

(1)	Represents the aggregate market value of the shares on the vesting date.

Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans

We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our non-employee directors. The voluntary deferred compensation plans allow: (1) senior officers to defer receipt of all or a portion of their short-term and medium-term incentive awards; and (2) non-employee directors to defer receipt of all or a portion of their cash compensation and/or the conversion date of their equity compensation. Under the plans, a participant must make a binding written election before the year in which compensation is earned to defer payment of such compensation for at least two full calendar years beyond the year in which such compensation would have been paid absent this election.

Participants may also elect to further defer, or re-defer, amounts previously deferred under the plans. With respect to the officer plan, for amounts deferred in 2004 or earlier, participants may elect to roll over or re-defer such amounts for an additional period of not less than two years by making a binding election before the year in which such amounts are payable. Except as provided below, for amounts deferred after 2004 under the officer plan and for all amounts deferred under the director plan, the minimum rollover period is five years and the binding election to re-defer must be made at least one year before the year in which the benefit is payable. The difference in treatment for amounts deferred in 2004 and earlier under the officer plan is designed to comply with the grandfather rules under Section 409A of the Code.

For amounts deferred and invested in the plans on or prior to January 1, 2008, participants could elect as a rate of return one of the following: (1) 200 basis points above the U.S. 30-year Treasury rate (the “Treasury Return”); (2) Radian’s return on equity (positive or negative) (the “ROE Return”); or (3) the return on Radian’s common stock (positive or negative) (the “Common Stock Return”). The ROE Return (which could be positive or negative) was calculated using (i) Radian’s net income or loss, divided by (ii) the average of the common stockholders’ equity calculated as of the first day of the year and the last day of the year. The Common Stock Return is calculated as the change in the value of our common stock (positive or negative) for the year. Subject to certain limitations, we made a matching contribution for those participants electing the Common Stock Return equal to 20% of the amount deferred.

Effective January 1, 2008, we amended the voluntary deferred compensation plans to change the rate of return options available to participants under the plans by: (1) eliminating the ROE Return as an investment alternative for both new, previously deferred and re-deferred amounts; (2) eliminating, for investment elections effective on or after January 1, 2008, the Common Stock Return and the Treasury Return (although participants could continue these investment alternatives for investment elections in effect before January 1, 2008); and (3) providing that all amounts deferred or re-deferred effective on or after January 1, 2008, all deferred amounts previously subject to the ROE Return and, at the participant’s direction, all other previously deferred amounts would be credited with an investment return based on one or more investment funds designated by the Compensation and Human Resources Committee and selected by the participant (the “Fund Return”). As a result, participants who had invested in the Treasury Return or the Common Stock Return could elect to remain in these investments with respect to amounts previously deferred or could move their investments to the Fund Return. In addition, amounts invested in the ROE Return were re-invested in the Fund Return, in conjunction with the elimination of the ROE Return as an investment alternative.

The Compensation and Human Resources Committee has designated each of the investment alternatives currently available under our Savings Plan, except for the Radian Common Stock Fund, as notional investments that may be selected by a participant for purposes of the Fund Return.

Also effective January 1, 2008, participants were permitted to change their investment elections among the available investment alternatives with such changes generally to be effective on the first day of the month following the date of such election. Participants who become inactive (generally because their term of employment or service on the board ends) after January 1, 2008 will be credited with earnings based on the return of a hypothetical bond fund designated by the Compensation and Human Resources Committee, while participants who became inactive before January 1, 2008 are credited with a return as follows: (1) for former directors, the average yield on 5-year U.S. Treasury Notes plus 100 basis points; and (2) for former officers: (i) the average yield on 5-year U.S. Treasury Notes, plus 100 basis points if their relationship with Radian terminated due to their death, disability or retirement; or (ii) the average yield on 30-year U.S. Treasury Notes if their relationship with Radian terminated for any other reason.

Participants’ accounts are distributed at the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service. In addition, under the officer plan, amounts deferred in 2004 or earlier may be withdrawn by the participant at any time, but only in an amount equal to the entire amount of such deferral, plus earnings and losses, and less a 10% early withdrawal penalty. A participant may not defer or re-defer any amounts under the plans following the participant’s early withdrawal of any amounts. Payouts with respect to early withdrawals for amounts deferred prior to 2004 and for which participants opted for the ROE Return were calculated based on an annualization of the year-to-date return on equity as of the end of the last completed quarter prior to the early termination election.

The voluntary deferred compensation plans were amended in 2008 to permit participants to make a one-time election to change the timing, and/or form, of the distribution elections that were in place with respect to non-grandfathered amounts. As discussed above, “non-grandfathered amounts” include all amounts deferred under the director plan and any amounts deferred after 2004 under the officer plan. As permitted under Section 409A of the Code, the elections made pursuant to this one-time opportunity did not have to comply with the timing requirements discussed above. However, participants were not permitted to change distribution elections to the extent that such change would (i) postpone any distribution that was scheduled to be paid to the participant in 2008, or (ii) cause distributions that were scheduled to be paid in a later year to be accelerated into 2008. Each director and former director participating in the director plan elected to accelerate the distribution of all amounts deferred under the director plan into 2009. Likewise, many of the senior officers participating in the officer plan elected to accelerate the distribution of all non-grandfathered amounts deferred under the officer plan into 2009. In January 2009, we distributed all amounts that were accelerated by participants other than amounts invested in the Common Stock Return. Amounts accelerated that were invested in the Common Stock Return were distributed in February 2009. The election described above was designed to comply with the transition rules of Section 409A of the Code.

Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded and the amounts deferred are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

Benefit Restoration Plan

In 1997, we adopted a nonqualified supplemental executive retirement plan for selected senior officers of Radian and our participating subsidiaries. As part of the restructuring of our retirement program, we terminated the SERP, effective December 31, 2006, and adopted a new nonqualified BRP, effective January 1, 2007. The value of participants’ bookkeeping accounts under the SERP was transferred to the BRP, effective January 1, 2007.

Participants in the BRP are entitled, among other things, to the following:

•	Each participant in the SERP at December 31, 2006 received an initial balance in the BRP equal to the then-present value of the participant’s SERP benefit as of such date.

•

For each plan year, we contribute to each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) an amount equal to 6% of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus limited bonus and commissions.

•

For each participant eligible to receive a transition credit under the Savings Plan, we have provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP.

•	Our board of directors also may make discretionary, pro rata (based on eligible compensation) contributions to participants under the BRP.

Participants are immediately vested in all amounts contributed by us (along with any income and gains attributable to the contributions) as part of the 6% company contribution and transition credits. Discretionary contributions, if any, generally vest upon completion of three years of service with us, and amounts carried over from the SERP generally vest upon ten years of service with us, in each case, with credit for those years of service completed prior to receipt of such contributions. Under the terms of Mr. Ibrahim’s 2008 employment agreement with the Company, Mr. Ibrahim became fully vested in the amount of his accrued benefit under the BRP upon his completion in May 2010 of five full years of service with Radian.

A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in any of several notional investment alternatives, which are based on those investment alternatives currently available under our Savings Plan. Participants are not permitted to make voluntary contributions under the BRP. Payouts under the plan begin following the participant’s separation from service.

The following table sets forth information relating to our voluntary deferred compensation plan for officers and the BRP for each of the NEOs.

2011 Nonqualified Deferred Compensation

Name	Plan Name (1)	Executive Contributions in Last FY($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings(Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Mr. Ibrahim	DCP	$0	$0	$10,948	$0	$464,080
	BRP	*	50,896	621	0	809,380

Mr. Quint	DCP	0	0	0	0	0
	BRP	*	21,750	(3,946)	0	576,666

Ms. Bazemore	DCP	0	0	0	0	0
	BRP	*	21,646	(455)	0	82,131

Mr. Hoffman	DCP	0	0	0	0	0
	BRP	*	7,338	333	0	18,696

Mr. Theobald	DCP	0	0	0	0	0
	BRP	*	9,450	1,130	0	46,829

Mr. Griffith	DCP	0	0	0	0	0
	BRP	*	3,413	23	0	7,958

*	Not applicable. Participants are not permitted to make voluntary contributions under the BRP.

(1)	The Radian Voluntary Deferred Compensation Plan for Officers (the “DCP”) and the Radian Group Inc. Benefit Restoration Plan (“BRP”).

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2011.

(3)	In addition to the Company’s contributions shown in the table above for 2011, the following amounts of Company contributions to the BRP are reported as compensation in the Summary Compensation Table for 2010 and 2009:

Name	Year Ended December 31, 2010	Year Ended December 31, 2009
Mr. Ibrahim	$45,300	$66,600
Mr. Quint	$21,750	$12,500
Ms. Bazemore	$15,300	$9,300
Mr. Hoffman	*	*
Mr. Theobald	$9,104	$7,200
Mr. Griffith	$4,523	*	*

*	Mr. Hoffman was not a named executive officer in 2009 or 2010.

**	Mr. Griffith was not a named executive officer in 2009.

Potential Payments Upon Termination of Employment or Change of Control

This section describes the various employment and severance agreements that we have entered into with each of our NEOs, as well as our other plans and arrangements.

Compensation Related Agreements

2011 Employment Agreement with Mr. Ibrahim.    On April 5, 2011, we entered into a new employment agreement with Mr. Ibrahim that replaced his 2008 employment agreement, as further discussed below.

The 2011 employment agreement differs from the 2008 employment agreement in several respects, including, among other items, that it: (1) eliminates the payment of enhanced severance benefits if Mr. Ibrahim’s employment is terminated in connection with a change of control; (2) eliminates the excise tax gross-up upon a change of control; (3) increases Mr. Ibrahim’s base salary from $800,000 to $900,000; (4) increases Mr. Ibrahim’s target LTI compensation from 3.0 times base salary to 3.5 times base salary; (5) provides for the Company and Mr. Ibrahim to enter into a consulting agreement on or after the end of the term of the 2011 employment agreement; (6) revises the restrictive covenants; and (7) contains other appropriate updating changes.

The 2011 employment agreement provides that Mr. Ibrahim will continue as Chief Executive Officer of the Company through December 31, 2014 and that we will nominate him as a member of the board of directors of the Company during this term. The 2011 employment agreement entitles Mr. Ibrahim to the following compensation during the term of his employment: (1) an annual base salary of $900,000, which may be increased, but not decreased; (2) eligibility to earn an incentive award under the STI/MTI Plan, subject to achievement of certain performance goals established by the Compensation and Human Resources Committee of the board, with his target level for the STI/MTI Plan to be at least 1.75 times his annual base salary; and (3) eligibility to participate in any LTI programs established by the Company for its senior level executives, including the 2008 Equity Plan and the Executive LTI Plan, with his target level for LTI compensation for any fiscal year to be at least 3.5 times his annual base salary. Mr. Ibrahim is also provided with perquisites, and vacation, holiday, and sick leave, at levels commensurate with those provided to other senior executives of the Company, and he may participate in the Company’s employee benefit plans, in accordance with their terms.

With respect to equity awards and other LTI awards (including Non-Equity LTI Awards under the Executive LTI Plan), the 2011 employment agreement provides:

•

For equity and other LTI awards granted on or after April 5, 2011: (1) if Mr. Ibrahim’s employment terminates for any reason (other than for cause or upon his death or disability), including retirement, any service-based vesting provisions will immediately lapse, but in all other respects, these awards will continue to vest (including based on the achievement of any applicable performance conditions) or become exercisable or payable according to their terms; (2) if Mr. Ibrahim dies or becomes disabled while employed, his equity awards and any non-equity-based LTI awards that are not subject to performance conditions will become fully vested, exercisable and payable, and any non-equity-based LTI awards that are subject to performance-based vesting will continue to vest according to their terms; and (3) if Mr. Ibrahim dies or becomes disabled following his termination of employment (other than for cause), his equity awards and any non-equity-based LTI awards that are not subject to performance conditions will become fully vested, exercisable and payable, while any non-equity-based LTI awards that are subject to performance-based vesting will continue to vest according to their terms;

•	For equity awards granted in 2010, such awards will be subject to the terms of the applicable grant agreements; and

•

For equity awards granted before 2010, if Mr. Ibrahim’s employment is terminated for any reason (other than for cause), such equity awards will become immediately and fully vested (and in the case of stock options, exercisable and remain exercisable for the balance of the original full option term) and all restrictions and conditions on such awards will lapse.

For cash-based LTI awards granted to Mr. Ibrahim before April 5, 2011, the definition of “retirement” will mean Mr. Ibrahim’s attainment of age fifty-five and his completion of five years of service with the Company.

Pursuant to the 2011 employment agreement, Mr. Ibrahim will receive the following severance benefits if his employment is terminated without “cause” or if he terminates employment for “good reason” and he executes and does not revoke a written release of any claims against the Company: (1) two times his base salary (payable as follows: the maximum amount that can be paid under the “separation pay” exception of section 409A of the Code ($490,000 for 2011) to be paid in 12 equal monthly installments following Mr. Ibrahim’s termination of employment, with the first payment to be made on the 60th day following his termination and the remainder to be paid in a lump sum payment between March 1 and March 15 of the calendar year following his termination of employment); (2) two times his target incentive award under the STI/MTI Plan for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) (which amount will be paid in a lump sum payment between March 1 and March 15 of the calendar year following his termination of employment); and (3) a pro-rated target incentive award under the STI/MTI Plan for the year of termination (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) (which amount will be paid in a lump sum on the 60th day following his termination of employment).

Under the 2011 employment agreement, if Mr. Ibrahim’s employment terminates for any reason other than cause, Mr. Ibrahim is entitled to continued medical coverage for himself and his spouse under the Company’s health plans until the earlier of (including similar coverage conditions for his spouse): (1) the date on which Mr. Ibrahim attains age 65; (2) the date he is eligible for medical coverage under a plan maintained by a successor employer; (3) the date he is eligible for coverage under Social Security Medicare; or (4) the date of Mr. Ibrahim’s death. During any period of continued medical coverage, Mr. Ibrahim shall pay the full monthly premium cost of such coverage which shall be equal to the COBRA premium during the COBRA health care continuation coverage period and shall be the Company’s deemed premium cost of such medical coverage after that period. If, upon his termination of employment, Mr. Ibrahim executes and does not revoke a written release of any claims against the Company, he will be entitled to receive monthly reimbursements equal to the premium rate paid by him for continued participation in the Company’s health plans, less the co-payment rate paid by Company employees. If the Company is not able to provide continued coverage to Mr. Ibrahim under the Company’s health plans without adverse tax consequences, the Company will provide an economically equivalent benefit in another mutually agreeable form.

The 2011 employment agreement also provides that: (1) if Mr. Ibrahim’s employment terminates by reason of death or disability, Mr. Ibrahim (or in the event of his death, his estate) will be entitled to receive his target incentive award under the STI/MTI Plan for the year in which his death or disability occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year); and (2) if Mr. Ibrahim’s employment continues through the end of any calendar year and he is not terminated for cause, he will be eligible to receive (subject to certain conditions, but without regard to continued service) any STI award to be paid shortly following such calendar year and any MTI award to be paid shortly following the conclusion of the subsequent calendar year.

The 2011 employment agreement does not include any tax gross-up. If an excise tax under section 4999 of the Code will be triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the 2011 employment agreement will be reduced to an amount that does not cause any amounts to be subject to an excise tax under section 4999 of the Code if the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration any excise tax under section 4999 of the Code.

If Mr. Ibrahim continues in employment through December 31, 2014, and his employment is terminated (other than for cause) on or after December 31, 2014, the Company and Mr. Ibrahim will enter into a consulting agreement (the “Consulting Agreement”). During the twelve-month period immediately following Mr. Ibrahim’s termination date, he will be retained to provide consulting services with respect to the transition of management and other matters as determined by the Company and, in this capacity, will be paid a monthly consulting fee equal to his monthly base salary at the rate in effect on December 31, 2014. At the end of the initial twelve month consulting period, the Company may offer to extend the Consulting Agreement for one or more periods that, in the aggregate, do not exceed two additional years. During any extension period, Mr. Ibrahim will be paid a monthly consulting fee equal to fifty percent of his monthly base salary at the rate in effect on December 31, 2014. Mr. Ibrahim and the Company will enter into the Consulting Agreement only if, upon his termination of employment, Mr. Ibrahim executes and does not revoke a written release of any claims against the Company.

Under the 2011 employment agreement, Mr. Ibrahim has agreed not to compete with the Company in any business in which the Company is then materially and actively engaged (subject to certain exceptions) and not to solicit its customers during his employment and for a period ending on the later of: (i) 12 months after his termination of employment for any reason; or (ii) the end of the term of the Consulting Agreement. Mr. Ibrahim has also agreed not to solicit the Company’s employees during his employment, during any period during which he is providing services to the Company under the Consulting Agreement, and for a period of twelve months following the later of (i) his termination of employment for any reason; or (ii) the end of the term of the Consulting Agreement.

Severance Agreements.    On December 30, 2010, we entered into severance agreements with certain of our executive officers, including with each of Messrs. Quint, Hoffman, Theobald and Griffith. On December 23, 2011, we entered into a severance agreement with Ms. Bazemore on substantially similar terms. The severance agreements replaced and superseded various existing agreements between the Company and these NEOs as part of a new termination pay strategy for the Company.

Under the severance agreement, if the executive officer’s employment is terminated by the Company for any reason other than cause or disability or is terminated by the executive officer for good reason, the executive officer will be entitled to the following:

(i)	A percentage of the executive officer’s annual base salary (100%, 150% or 200%) at the time of termination, to be paid in accordance with the Company’s normal payroll practices (the “Base Salary Severance Payment”);

(ii)	A percentage (100%, 150% or 200%) of the executive officer’s Target Incentive Award (the “Target Incentive Award”) under the STI/MTI Plan, or any successor plan, for the year in which the termination occurs, to be paid in one lump sum payment on the thirtieth (30th) day following the termination date (the “STI/MTI Severance Payment”); and

(iii)	A prorated Target Incentive Award amount equal to the executive officer’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the executive officer was employed by the Company during the year of termination and the denominator of which is 365, to be paid in one lump sum payment on the thirtieth (30th) day following the termination date.

In order to receive any severance amounts under the severance agreement, the executive officer must execute a general release of claims against the Company and its affiliates. The severance agreement does not provide for accelerated vesting of equity awards granted to the executive officer or a tax gross-up. In addition, under the severance agreement, the executive officer has agreed not to compete with the Company and not to solicit the Company’s employees or customers for a period of time (either twelve (12) or eighteen (18) months, the “Restricted Period”) following termination of the executive officer’s employment for any reason.

Consistent with the Company’s standard severance policy for senior executive officers, the severance agreement also provides that: (i) the Company will reimburse the monthly cost of continued health coverage for the executive officer and his/her spouse and dependents under the Company’s health plan during the Restricted Period; and (ii) the Company will provide executive outplacement services for up to twelve (12) months after termination. The severance agreements have an initial term ending on December 31, 2011 (December 31, 2012 in the case of Ms. Bazemore) and will automatically renew for additional one-year periods unless the Company provides notice of nonrenewal at least 45 days prior written notice that the severance agreements will not be extended.

The following table highlights: (i) the severance payments (excluding the prorated target incentive award payment) and Restricted Period for each NEO who is a party to the severance agreements.

	Base Salary Severance Payment Amount	STI/MTI Severance Payment Amount	Restricted Period
Ms. Bazemore	200% of Base Salary	200% of Target Incentive Award	18 months

Mr. Quint	150% of Base Salary	150% of Target Incentive Award	18 months

Mr. Hoffman	100% of Base Salary	100% of Target Incentive Award	12 months

Mr. Theobald	100% of Base Salary	100% of Target Incentive Award	12 months

Mr. Griffith	100% of Base Salary	100% of Target Incentive Award	12 months

Agreements with Robert H. Griffith.    On February 11, 2010, we entered into an employment agreement with Mr. Griffith. Mr. Griffith’s employment provided for an annual base salary of $350,000 and a target incentive award under our STI/MTI Plan of 100% of his base salary (50% of base salary for 2010) and a LTI target of $525,000. In connection with his hiring, Mr. Griffith received: (i) 6,500 RSUs (stock-settled); (ii) a sign on bonus of $325,000, of which $50,000 was paid to him in 2010 and the remaining $275,000 was paid to him in March 2011; and (iii) reimbursement for certain relocation expenses, including temporary housing expenses, a brokerage fee (up to 6%) of the sale of his former primary residence and certain closing costs related to his purchase of his new primary residence in the Philadelphia area.

Effective November 14, 2011, we entered into a Severance Agreement and Release with Mr. Griffith (the “Separation Agreement”), following the termination of his employment on September 20, 2011. The Separation Agreement provides for payments consistent with the terms of Mr. Griffith’s executive severance agreement, discussed above.

Payments and Benefits upon Termination or Change of Control

The following tables describe, for each of our NEOs other than Mr. Griffith, the potential payments and benefits to which the officer would be entitled under his or her employment or severance agreement, as the case may be, as well as under our other plans and arrangements, in the event of the triggering events listed in each column. For a discussion of amounts paid to Mr. Griffith in connection with the termination of his employment in September 2011, see “Agreements with Robert H. Griffith” and “2011 Summary Compensation Table” above.

The amounts in each column are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2011, and assumes that a change of control of Radian or termination of the NEO’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined for purposes of the applicable plan or agreement.

CEO Named Executive Officer

Sanford A. Ibrahim

Payments and Benefits	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	$1,800,000	$0	$1,800,000	$0	$0
Bonus	4,725,000	0	4,725,000		0
STI/MTI (2):	472,500	0	472,500	472,500	2,047,500
Acceleration under Equity & Cash Based Performance Plans:
Stock Options
(Unvested and Accelerated) (3)	0	0	0	0	0
RSUs
(Unvested and Accelerated) (3)	0	0	1,710,259	0	1,710,259
Restricted Stock
(Unvested and Accelerated) (3)	387,260	60,774	387,260	387,260	387,260
Stock Appreciation Rights
(Unvested and Accelerated) (3)	0	0	0	0	0
Non-Equity LTI Awards: (4)
(2009-2012/2013 Performance)	0	0	1,440,000	0	0
(2010-2013/2014 Performance)	0	0	800,000	0	0
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	102,411	0	102,411	102,411	102,411

Total (7)	$7,487,171	$60,774	$11,437,430	$962,171	$4,247,430

(1)	Mr. Ibrahim currently is eligible to retire under the 2008 Equity Plan and the Executive LTI Plan.

(2)	Mr. Ibrahim will be entitled to payments under the STI/MTI Plan as described in footnote (2) to the tables for non-CEO named executive officers below. In addition, under Mr. Ibrahim’s 2011 employment agreement, Mr. Ibrahim is entitled to the following:

•	In the event of Mr. Ibrahim’s death or disability, Mr. Ibrahim will be entitled to his target short-term and medium-term incentive award for the year of his death or disability.

•

In the event Mr. Ibrahim retires or voluntarily resigns on or after the end of any calendar year, Mr. Ibrahim will remain eligible to receive his short-term incentive award (and corresponding medium-term incentive award) for such performance year, which amounts (if any) will be paid at the same time as amounts are paid to other participants.

(3)	Equity awards granted to Mr. Ibrahim in 2008 vest in their entirety and his stock options become exercisable in the event of the following: (i) a change of control; (ii) Mr. Ibrahim’s employment is terminated without cause or he terminates for good reason; (iii) Mr. Ibrahim’s retirement; or (iv) Mr. Ibrahim’s death or disability.

Equity awards granted to Mr. Ibrahim in 2009 vest in their entirety and for SARs become exercisable in the event of the following: (i) Mr. Ibrahim’s employment is terminated in connection with a change of control other than for cause; (ii) Mr. Ibrahim’s employment is terminated without cause or he terminates for good reason; (iii) Mr. Ibrahim’s retirement; or (iv) Mr. Ibrahim’s death or disability.

For equity awards granted to Mr. Ibrahim in 2010 and 2011:

•

In the event of a change of control, Mr. Ibrahim’s performance-based RSUs would vest and become payable at target at the end of the performance period; provided, however, that if Mr. Ibrahim’s employment is terminated without cause or he terminates for good reason in connection with a change of control, (i) such RSUs would vest and become payable at target upon such termination, and (ii) his stock options would vest and become exercisable as of such termination of employment.

•	In the event of Mr. Ibrahim’s death or disability, his stock options would vest and become immediately exercisable and his performance-based RSUs would vest and become payable at target.

•

In the event of Mr. Ibrahim’s termination of employment other than for cause, death or disability (including upon his retirement), his stock options would vest, but would not become exercisable until the original vesting dates (and would remain exercisable for the balance of the full option term) and his performance-based RSUs would continue to remain outstanding and will vest only upon the attainment of performance goals set forth in such RSU agreement following the conclusion of the performance period.

No value is given to stock options and SARs in the table above because in all cases the exercise price of the options exceeded the closing price of our common stock on the NYSE at December 31, 2011 ($2.34) for the options that would be accelerated. See the “Outstanding Equity Awards at 2011 Fiscal Year-End” table above for the exercise prices of outstanding unvested options and SARs at December 31, 2011. The value of the Restricted Stock and the RSUs included in the table above represents the aggregate value of the RSUs that would be accelerated as of the date of termination based on the closing price of our common stock on the NYSE at December 31, 2011 ($2.34).

(4)	Under our Executive LTI Plan:

•

In the event of a change of control occurring prior to the end of any award term, for the 2009-2012/2013 and the 2010-2013/2014 Performance Awards, Mr. Ibrahim will be entitled to 100% of his target award only if his employment is terminated without cause or he terminates for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control.

•

In the event of Mr. Ibrahim’s death or disability, any outstanding performance awards under the Executive LTI Plan will remain in force, and he (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) will be entitled to payment, if any, that becomes due under such awards, at the same time, and to the same extent, as though Mr. Ibrahim had remained employed by us through the conclusion of the performance period.

•

In the event of Mr. Ibrahim’s retirement prior to the end of an award term, but after the conclusion of at least 33% of such award term, any such performance awards outstanding under the Executive LTI Plan will remain in force, and he will be entitled to the payout, if any, that becomes due under such awards, at the same time, and to the same extent, as though he had remained employed by us through the conclusion of the performance period.

The amounts presented in the tables above only include those amounts that would be paid to Mr. Ibrahim as of each specified termination event, and do not include amounts that he (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive at the end of the applicable performance period following a termination event.

(5)	Upon termination of Mr. Ibrahim’s employment with us, he may be entitled to other amounts under our benefit plans, as discussed above. The payment deferral date under our Voluntary Deferred Compensation Plan for Officers is accelerated upon his death, disability or retirement. This plan is discussed above under “Nonqualified Deferred Compensation.” Accrued amounts under this plan are not subject to enhancement upon a termination or change of control. Discretionary contributions, if any, made by our board of directors to Mr. Ibrahim’s BRP account will become fully vested upon his death or disability or upon a change of control.

(6)	Under Mr. Ibrahim’s 2011 employment agreement, if his employment is terminated other than for cause (including in the event of his retirement), Mr. Ibrahim and his wife each shall be entitled to reimbursement for the cost of medical coverage under our medical plan until he or she turns 65 (which coverage may be terminated earlier upon events specified in the agreement).

(7)	Under Mr. Ibrahim’s 2011 employment agreement, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide to Mr. Ibrahim a greater net after-tax amount than would be the case if no reduction was made. The amounts presented in the tables do not reflect any such potential reduction in payment.

Non-CEO Named Executive Officers

C. Robert Quint

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$555,000	$0	$555,000	N/A	$0
Bonus	0	1,156,250	0	1,156,250	N/A	0
STI/MTI (2):	134,125	272,875	0	272,875	N/A	272,875
Acceleration under Equity & Cash Based Performance Plans:
Stock Options
(Unvested and Accelerated) (3)	0	0	0	0	0	0
RSUs
(Unvested and Accelerated) (4)	0	0	0	359,143	0	359,143
Restricted Stock
(Unvested and Accelerated) (5)	0	0	12,051	72,891	N/A	72,891
Stock Appreciation Rights
(Unvested and Accelerated) (6)	0	0	0	0	N/A	0
Non-Equity LTI Awards: (7)
(2009-2012/2013 Performance)	0	0	0	412,920	N/A	0
(2010-2013/2014 Performance)	0	0	0	200,000	N/A	0
Plan Benefits (8) and Perquisites:
Continued Health and Welfare Benefits (9)	0	23,402	0	23,402	N/A	0
Outplacement Services (9)	0	20,000	0	20,000	N/A	0

Total (10)	$134,125	$2,027,527	$12,051	$3,072,481	$0	$704,909

Teresa Bryce Bazemore

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$1,000,000	$0	$1,000,000	N/A	$0
Bonus	0	2,250,000	0	2,250,000	N/A	0
STI/MTI (2):	217,500	442,500	0	442,500	N/A	442,500
Acceleration under Equity & Cash Based Performance Plans:
Stock Options
(Unvested and Accelerated) (3)	0	0	0	0	N/A	0
RSUs
(Unvested and Accelerated) (4)	0	0	0	696,267	N/A	696,267
Restricted Stock
(Unvested and Accelerated) (5)	0	0	29,367	134,667	N/A	134,667
Stock Appreciation Rights
(Unvested and Accelerated) (6)	0	0	0	0	N/A	0
Non-Equity LTI Awards: (7)
(2009-2012/2013 Performance)	0	0	0	720,000	N/A	0
(2010-2013/2014 Performance)	0	0	0	400,000	N/A	0
Plan Benefits (8) and Perquisites:
Continued Health and Welfare Benefits (9)	0	23,234	0	23,234	N/A	0
Outplacement Services (9)	0	20,000	0	20,000	N/A	0

Total (10)	$217,500	$3,735,734	$29,367	$5,686,668	N/A	$1,273,434

Edward J. Hoffman

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$300,000	$0	$300,000	N/A	$0
Bonus	0	510,000	0	510,000	N/A	0
STI/MTI (2):	72,101	148,601	0	148,601	N/A	148,601
Acceleration under Equity & Cash Based Performance Plans:
Stock Options
(Unvested and Accelerated) (3)	0	0	0	0	N/A	0
RSUs
(Unvested and Accelerated) (4)	0	0	0	192,395	N/A	192,395
Restricted Stock
(Unvested and Accelerated) (5)	0	0	3,159	20,709	N/A	20,709
Stock Appreciation Rights
(Unvested and Accelerated) (6)	0	0	0	0	N/A	0
Non-Equity LTI Awards: (7)
(2009-2012/2013 Performance)	0	0	0	118,000	N/A	0
(2010-2013/2014 Performance)	0	0	0	100,000	N/A	0
Plan Benefits (8) and Perquisites:
Continued Health and Welfare Benefits (9)	0	13,331	0	13,331	N/A	0
Outplacement Services (9)	0	20,000	0	20,000	N/A	0

Total (10)	$72,101	$991,932	$3,159	$1,423,036	N/A	$361,705

H. Scott Theobald

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$280,000	$0	$280,000	N/A	$0
Bonus	0	420,000	0	420,000	N/A	0
STI/MTI (2):	53,288	116,288	0	116,288	N/A	116,288
Acceleration under Equity & Cash Based Performance Plans:
Stock Options
(Unvested and Accelerated) (3)	0	0	0	0	N/A	0
RSUs
(Unvested and Accelerated) (4)	0	0	0	191,295	N/A	191,295
Restricted Stock
(Unvested and Accelerated) (5)	0	0	8,190	39,780	N/A	39,780
Stock Appreciation Rights
(Unvested and Accelerated) (6)	0	0	0	0	N/A	0
Non-Equity LTI Awards: (7)
(2009-2012/2013 Performance)	0	0	0	214,500	N/A	0
(2010-2013/2014 Performance)	0	0	0	140,000	N/A	0
Plan Benefits (8) and Perquisites:
Continued Health and Welfare Benefits (9)	0	13,591	0	13,591	N/A	0
Outplacement Services (9)	0	20,000	0	20,000	N/A	0

Total (10)	$53,288	$849,879	$8,190	$1,435,454	N/A	$347,363

The following footnotes are applicable for the preceding tables for Ms. Bazemore and Messrs. Quint, Hoffman and Theobald (the “non-CEO named executives”):

(1)	For purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service. Except as described below, none of the non-CEO named executives was eligible to retire or receive benefits associated with retirement as of December 31, 2011.

Mr. Quint is eligible to receive benefits associated with retirement with respect to an award of stock options and a grant of restricted stock units, both of which were granted to him on June 9, 2011. With respect to these awards, in the event of Mr. Quint’s retirement, the awards will continue to vest in accordance with their terms and will become exercisable or payable, as applicable, to Mr. Quint at the same time as other participants. For more information about these awards, see “2011 Grants of Plan Based Awards.”

(2)	Under our STI/MTI Plan, if a non-CEO named executive’s employment is terminated:

•

by us without cause on or after December 31st of the short-term incentive period, but prior to the payment date of the short-term incentive award, the named executive officer will remain eligible to receive a short-term incentive award (and corresponding medium-term incentive award), in each case with amounts to be paid at the same time as amounts are paid to other participants. In addition, if a named executive officer’s employment terminates on account of death at any point during the performance period, the Compensation and Human Resources Committee, in its discretion, may allow the named executive officer’s estate, representatives, heirs or beneficiaries, as applicable, to remain eligible to receive all or a pro rata portion of the named executive’s short-term incentive award and medium-term incentive award, following the end of the applicable performance periods. As set forth in the tables, the amounts deemed to be paid to each named executive officer for termination without cause or death as of December 31, 2011 represent: (i) the short-term incentive award that was paid to such named executive officer for 2011 performance, plus (ii) the 2010 medium-term incentive award that was paid to such named executive officer (covering the 2010 through 2011 performance years). In addition, the named executive officer (or his or her estate, representatives, heirs or beneficiaries, as applicable) would remain eligible to receive the named executive officer’s 2011 medium-term incentive award (covering the 2011 through 2012 performance years) following the end of the 2012 performance period.

•

by the named executive officer voluntarily after the establishment of his or her target medium-term incentive award (established in connection with payment of the named executive officer’s short-term incentive award) for a particular performance period, such named executive officer remains eligible to receive such medium-term incentive award, with amounts to be paid at the same time as amounts are paid to other participants. As set forth in the table, the amounts deemed to have been paid to each named executive officer for voluntary termination as of December 31, 2011, represent the 2010 medium-term incentive award that was paid to such named executive officer (covering the 2010 through 2011 performance years).

A non-CEO named executive is not entitled to receive a short-term incentive award (and the corresponding medium-term incentive award) if: (i) his or her employment is terminated for any reason other than death before December 31st of the short-term performance year, (ii) the named executive is terminated for cause, or (iii) the named executive voluntarily terminates employment after December 31st of a performance year but before the short-term incentive award is paid. The STI/MTI Plan does not provide for payment in the event of a named executive’s disability and does not provide for termination by the executive for “good reason.” For additional information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program.”

(3)

All options granted to a non-CEO named executive on or after May 13, 2009 under our 2008 Equity Plan vest in full in connection with a change of control only if such named executive officer’s employment is terminated without cause or such named executive officer terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. All options granted to the non-CEO named executives under the 1995 Equity Plan and before May 13, 2009 under the 2008 Equity Plan vest upon a change of control. In addition, all options granted to the non-CEO named executives vest upon the non-CEO named executive’s death, disability or retirement. No value is given to stock options in the tables above because in all cases the exercise price of the options exceeded the closing price of our common stock on the NYSE at December 31, 2011 ($2.34) for the options that would be accelerated. See the Outstanding Equity Awards at 2011 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2011.

(4)	All RSUs granted to a non-CEO named executive vest in full in connection with a change of control only if such non-CEO named executive’s employment is terminated without cause or such non-CEO named executive terminates for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, all RSUs granted to the non-CEO named executives will vest (at target for Performance-Based RSUs) upon a non-CEO named executive’s retirement, death or disability. The value of the RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2011 ($2.34).

(5)	All shares of restricted stock granted to a non-CEO named executive on or after May 13, 2009 under our 2008 Equity Plan vest in full in connection with a change of control only if such named executive’s employment is terminated without cause or such named executive terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. All shares of restricted stock granted to the non-CEO named executives under the 1995 Equity Plan and before May 13, 2009 under the 2008 Equity Plan vest in full upon the occurrence of a change of control of the Company. In addition, all grants of restricted stock to the non-CEO named executives vest in full upon the named executive’s retirement, death or disability. The value of the restricted shares included in the tables above represent the aggregate value of the restricted shares that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2011 ($2.34).

(6)	Stock appreciation rights granted to a non-CEO named executive under our 2008 Equity Plan vest in full in connection with a change of control only if such named executive’s employment is terminated without cause or such named executive terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of the change of control. In addition, under our 2008 Equity Plan, all grants of stock appreciation rights to a non-CEO named executive vest in full upon the named executive’s retirement, death or disability. No value is given to stock appreciation rights in the tables above because in all cases the exercise price of the stock appreciation rights exceeded the closing price of our common stock on the NYSE at December 31, 2011 ($2.34) for the stock appreciation rights that would be accelerated. See the Outstanding Equity Awards at 2011 Fiscal Year-End table above for the exercise prices of outstanding stock appreciation rights at December 31, 2011.

(7)	Under our Executive LTI Plan, in the event of:

•

a change of control occurring prior to the end of any award term, for the 2009-2012/2013, 2010-2013/2014 and 2011-2014/2015 Performance Awards, each non-CEO named executive will be entitled to 100% of his or her target award only if such named executive officer’s employment was terminated without cause or such named executive officer terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control;

•

a non-CEO named executive’s death or disability, any outstanding performance awards under the Executive LTI Plan will remain in force, and the named executive officer (or his or her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) will be entitled to the payment, if any, that becomes due under such awards, at the same time, and to the same extent, as though the named executive officer had remained employed by us through the conclusion of the performance period; and

•

a non-CEO named executive’s retirement prior to the end of an award term, but after the conclusion of at least 33% of such award term, any such performance awards outstanding under the Executive LTI Plan will remain in force, and the named executive officer will be entitled to the payment, if any, that becomes due under such awards, at the same time, and to the same extent, as though the named executive officer had remained employed by us through the conclusion of the performance period.

The amounts presented in the tables above include those amounts that would be paid to the non-CEO named executive as of each specified termination event, and do not include amounts that the non-CEO named executive (or his or her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive at the end of the applicable performance period following a termination event.

(8)	Upon termination of the non-CEO named executive’s employment with us, he or she may be entitled to other amounts under our benefit plans, as discussed above. The payment deferral date under our Voluntary Deferred Compensation Plan for Officers is accelerated upon a named executive officer’s death, disability or retirement. This plan is discussed above under “Nonqualified Deferred Compensation.” Accrued amounts under this plan are not subject to enhancement upon a termination or change of control. Discretionary contributions, if any, made by our board of directors to each non-CEO named executive’s BRP account, will become fully vested upon the non-CEO named executive’s death or disability and upon a change of control.

(9)	Under the severance agreements for Ms. Bazemore and Messrs. Quint, Hoffman and Theobald, each non-CEO named executive is entitled to: (i) reimbursement for the monthly cost of continued health coverage under the Company’s health plan for twelve months (eighteen months for Ms. Bazemore and Mr. Quint), and (ii) outplacement services for up to twelve (12) months after termination (up to $20,000) in the event such non-CEO named executive is terminated other than for cause or such non-CEO named executive terminates employment for good reason.

(10)	Under the applicable agreements with each non-CEO executive, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide such non-CEO executive with a greater net after-tax amount than would be the case if no reduction was made.

Assumptions, Definitions and Other Terms of Agreements

Set forth below is a description of the assumptions that were used in creating the tables above, and certain definitions and other material terms contained in the plans and agreements described above. Unless otherwise noted, the descriptions below are applicable to all of the above tables relating to potential payments upon termination or change of control:

1995 and 2008 Equity Plans.    Our 1995 and 2008 Equity Plans include the following definitions:

•

“Change of Control” is generally defined as (1) an acquisition by any third party of 20% (40% under our 2008 Equity Plan) or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; or (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); and

•

“Disability” is defined as a physical or mental impairment of sufficient severity that the named executive officer would be both eligible for and receiving benefits under our long-term disability plan.

2009, 2010 and 2011 Equity Award Agreements.    2009 awards of restricted stock and stock appreciation rights under our 2008 Equity Plan and the 2010 and 2011 awards of stock options and RSUs include the following definitions:

•	“Cause” is generally defined as it is defined in our 2008 Equity Plan; and

•

“Good Reason” is generally defined as a material diminution of the executive’s authority, duties or responsibilities or a reduction in the named executive officer’s base salary, which means a reduction in base salary of 10% or more that does not apply generally to all similarly situated employees of the Company.

Benefit Restoration Plan.    “Change of Control” is generally defined as it is defined above under our 1995 Equity Plan.

Ibrahim Employment Agreement.    Mr. Ibrahim’s 2011 employment agreement referred to above includes the following definitions:

•

“Cause” is defined as: (1) indictment, conviction or a plea of nolo contendere to a felony or crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than those involving alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with Mr. Ibrahim’s duties; (3) breach of the agreement’s restrictive covenants, or a material violation of our code of conduct or employment policies; or (4) gross negligence or willful misconduct in the performance of Mr. Ibrahim’s duties, in each case after a 20-day cure period, to the extent curable;

•

“Good Reason” is defined as: (1) a material reduction in the scope of Mr. Ibrahim’s duties and responsibilities; (2) a relocation of Mr. Ibrahim’s principal work location to an area other than (i) the San Francisco, CA metropolitan area or (ii) the area on the eastern coast of the United States between Fairfield County, CT and the Washington D.C. metropolitan area; or (3) a material breach of the agreement by us, including our failure to require any successor to us to expressly assume and agree to perform the agreement, in each case if not corrected within 30 days of our receiving written notice of such good reason termination; and

•	“Disability” is defined by reference to our long-term disability plan.

Severance Agreements.    The severance agreements for Ms. Bazemore and Messrs. Quint, Hoffman and Theobald include the following definitions:

•

“Cause” is defined as (i) misappropriation of funds with respect to the Company or its affiliates, (ii) habitual insobriety, (iii) substance abuse, (iv) a material violation of the Code of Conduct of Ethics or employment policies of the Company or an affiliate, as in effect from time to time; (v) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with the Company or an affiliate, (vi) conviction of a crime involving moral turpitude, or (vii) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its affiliates taken as a whole or, where the executive officer’s professional efforts are principally on behalf of a single affiliate of the Company, a material adverse effect on the business, operations, assets, properties or financial condition of such affiliate.

•

“Good Reason” is defined as: (i) any material diminution by the Company of the authority, duties or responsibilities of the executive officer; (ii) any material reduction in the executive officer’s base salary, which means a reduction in base salary of ten (10) percent or more that does not apply generally to all similarly situated officers of the Company; (iii) any material change in the geographic location at which the executive officer must perform his or her duties to the Company, which means the permanent relocation of the executive officer’s principal place of employment to any office or location which is located more than one hundred (100) miles from the location where the executive officer is based immediately prior to the change in location; or (iv) any action or inaction that constitutes a material breach by the Company of the severance agreement.

•	“Disability” is defined by reference to our long-term disability plan.

2008 Executive Long-Term Incentive Cash Plan.    Our Executive LTI Plan includes the following definitions:

•

“Change of Control” is defined as (1) an acquisition by any third party of 40% or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); or (4) the merger or consolidation of Radian with another person where our stockholders immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 40% of all votes to which all stockholders of the surviving corporation or other entity would be entitled in the election of directors; and

•	“Disability” is defined under the Executive LTI Plan as it is defined above under our equity plans.

2010 and 2011 Executive LTI Award Agreements.    2010 and 2011 awards under our Executive LTI Plan include the following definitions:

•

“Cause” is defined as the executive’s: (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding minor traffic offenses other than traffic offenses involving use of alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with the executive’s duties with the Company or any of its subsidiaries; (3) material violation of our Code of Conduct and Ethics or employment policies, as in effect from time to time; or (4) gross negligence or willful misconduct in the performance of the executive’s duties with the Company or any of its subsidiaries, in each case as determined in the sole discretion of the Compensation and Human Resources Committee; and

•

“Good Reason” is defined as (i) a material diminution of the executive’s authority, duties or responsibilities; or (ii) a reduction in the named executive officer’s base salary of 10% or more that does not apply generally to all similarly situated employees of the Company.

General.    Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

OTHER INFORMATION

Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Alliance Advisors, LLC to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $20,000 plus reasonable and approved expenses for these services. If necessary, we may use several of our regular employees or directors, who will not be specially compensated, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation, to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors—Compensation and Human Resources Committee Report” and “Corporate Governance and Board Matters—Audit Committee Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Stockholder Proposals for the 2013 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2013 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 27, 2012. If the date of our 2013 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2013 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2013 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before March 1, 2013 but no earlier than January 30, 2013 (except that if the date of the 2013 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2012 annual meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2013 annual meeting or, if the first public announcement of the date of the 2013 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws including, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and

(iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to us before a stockholder may submit a proposal at the 2013 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz). The procedures for stockholders to follow to nominate candidates for election to our board of directors are described in the section of this proxy statement entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.”

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2011 with the SEC on February 29, 2012. We will mail without charge, upon written request, a copy of our 2011 Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania. Our 2011 Form 10-K may also be accessed and printed directly from our website at www.ir.radian.biz. Our 2011 Annual Report to Stockholders, which includes our 2011 Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy statement on the Internet. This proxy statement and our 2011 Annual Report to Stockholders are available on the Investor Relations page of our website at www.radian.biz/StockholderReports.

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding.” This saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. Additional copies of this proxy statement are available upon request to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

Management knows of no matters to be presented for action at the annual meeting other than those discussed in this proxy statement. However, if any other matters properly come before the annual meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

You can now access your Radian Group Inc. account online.

Access your Radian Group Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Radian Group Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equity access

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equity access where step-by-step instructions will prompt you through enrollment.

▼  FOLD AND DETACH HERE  ▼

RADIAN GROUP INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Edward J. Hoffman and C. Robert Quint, and each of them, individually, as proxies and agents of the undersigned (the “Proxies”), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Loews Philadelphia Hotel, 1200 Market St., Philadelphia, Pennsylvania 19107, at 9:00 a.m. local time, on May 30, 2012, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2012 Annual Meeting of Stockholders, the Proxy Statement and the 2011 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO#

23747

Radian Group Inc.

WO# 23747
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When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted “FOR” each of the nominees in Item 1 and “FOR” Items 2 and 3. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The board of directors recommends a vote “FOR” Items 1, 2 and 3.

	Please mark your votes as indicated in this example	☒

Item 1 - To elect twelve directors, each for a one-year term, to serve until their successors have been duly elected and qualified.
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
Nominees:

1(a)	Herbert Wender	☐	☐	☐	1(g)	Brian D. Montgomery	☐	☐	☐	Item 2 -	To approve, by an advisory, non-binding vote, the overall compensation of the Company’s named executive officers .	☐	☐	☐

1(b)	David C. Carney	☐	☐	☐	1(h)	Ronald W. Moore	☐	☐	☐			FOR	AGAINST	ABSTAIN
1(c)	Howard B. Culang	☐	☐	☐	1(i)	Gaetano Muzio	☐	☐	☐	Item 3 -	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐
1(d)	Lisa W. Hess	☐	☐	☐	1(j)	Jan Nicholson	☐	☐	☐

1(e)	Stephen T. Hopkins	☐	☐	☐	1(k)	Gregory V. Serio	☐	☐	☐	Item 4 -	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

1(f)	Sanford A. Ibrahim	☐	☐	☐	1(l)	Noel J. Spiegel	☐	☐	☐

												Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Share Owner sign here	Co-Owner sign here	Date